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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAREX IMAGING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

January 2, 2020

Dear Stockholder:

        You are cordially invited to attend Varex Imaging Corporation's 2020 Annual Meeting of Stockholders on Thursday, February 13, 2020 at 4:30 p.m. Mountain Time at our headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104.

        The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

        We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Ruediger Naumann-Etienne Chairman of the Board

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104

January 2, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

        Varex Imaging Corporation will hold its annual meeting of stockholders on Thursday, February 13, 2020 at 4:30 p.m. Mountain Time at its headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104.

        This annual meeting is being held for the following purposes:

  1.
  to elect three directors to serve until the 2022 Annual Meeting of Stockholders;

  2.
  to approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement;

  3.
  to approve the Varex Imaging Corporation 2020 Omnibus Stock Plan (the "2020 Stock Plan");

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for fiscal year 2020; and

  5.
  to transact any other business that properly comes before the annual meeting.

        The Board of Directors has selected December 18, 2019 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 1678 S. Pioneer Road, Salt Lake City, Utah 84104 for 10 days before the annual meeting.

        Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about January 2, 2020, we mailed or emailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the "Notice"). If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 27, 2019 (which was posted on the Internet on December 20, 2019), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

        Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

Kimberley E. Honeysett Corporate Secretary

 PROXY SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider before voting. Please read the entire Proxy Statement carefully.

        Varex Imaging Corporation ("we," "us," "Varex," or the "Company"), a Delaware corporation formed in 2016, is a leading innovator, designer and manufacturer of X-ray imaging components, including X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. Prior to January 28, 2017, the Company was a wholly-owned subsidiary of Varian Medical Systems, Inc. ("Varian").

Annual Meeting of Stockholders		Meeting Agenda
Date:	Thursday, February 13, 2020	• Election of three directors to serve until the 2022 Annual Meeting of Stockholders
Time:	4:30 p.m. Mountain Time	• Advisory vote on executive compensation
Place:	1678 S. Pioneer Road, Salt Lake City, Utah 84104	• Approval of 2020 Stock Plan
Record Date:	December 18, 2019	• Ratification of PwC as our independent registered public accounting firm for fiscal year 2020
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.	• Transact any other business that properly comes before the annual meeting

Voting Matters and Vote Recommendation

Voting Matter		Board vote recommendation
1.	Election of directors	For each director nominee
2.	Advisory vote to approve executive compensation	For
3.	Approval of 2020 Stock Plan	For
4.	Ratification of PwC as our independent registered public accounting firm for fiscal year 2020	For

Our Director Nominees

  See Proposal One "Election of Directors" for more information.

        The following table provides summary information about the director nominees and our other Board members.

Name	Age	Director since	Occupation	Other public boards	AC	CC	NC	Independent
Nominees for Election for a Two-Year Term Ending with the 2022 Annual Meeting
Jocelyn D. Chertoff, M.D.	64	2017	Chair of Radiology, Dartmouth Hitchcock Medical Center	—	—	M	M	✓
Ruediger Naumann-Etienne (CB)	73	2017	Managing Director, Intertec Group	—	M	M	—	✓
Sunny S. Sanyal	55	2017	President and CEO, Varex	—	—	—	—	—
Directors Continuing in Office until 2021 Annual Meeting
Erich R. Reinhardt	73	2017	Former CEO & President, Siemens Healthcare	—	M	—	C	✓
Walter M Rosebrough, Jr.	65	2018	President and CEO, Steris plc	1	—	C	M	✓
Directors Continuing in Office until the 2022 Annual Meeting
Jay K. Kunkel	60	2017	President Asia, Executive Vice President, Tenneco Inc.	—	M	M	—	✓
Christine A. Tsingos (FE)	61	2017	Former Executive Vice President and CFO, Bio-Rad Laboratories	2	C		M	✓

(CB)
Chairman of the Board

(FE)
Audit Committee Financial Expert

C
Chair

M
Member

AC
Audit Committee

CC
Compensation and Management Development Committee ("Compensation Committee")

NC
Nominating and Corporate Governance Committee ("Nominating Committee")

        The director nominees are all current directors, and all members of the Board of Directors (the "Board") attended at least 75% of the aggregate of all fiscal year 2019 meetings of the Board and each committee on which he or she served. All of the directors then serving on the Board were present at our 2019 Annual Meeting of Stockholders.

Executive Compensation Advisory Vote

        See Proposal Two "Advisory Vote on the Compensation of Our Named Executive Officers" for more information.

        Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in this Proxy Statement.

Approval of 2020 Stock Plan

        See Proposal Three "Approval of the Varex Imaging Corporation 2020 Omnibus Stock Plan" for more information.

        Our Board recommends that stockholders approve our 2020 Stock Plan, which will become the successor to our 2017 Omnibus Stock Plan (the "2017 Stock Plan"). We consider the 2020 Stock Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the Company and our stockholders. Accordingly, our Board recommends that stockholders vote to approve the 2020 Stock Plan.

Approval of Auditors for Fiscal Year 2020

        See Proposal Four "Ratification of the Appointment of Our Independent Registered Public Accounting Firm" for more information.

        Our Board recommends that our stockholders ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2020. Below is summary information about PwC's fees for services provided for fiscal years 2019 and 2018.

Fiscal Year	2019		2018
Audit fees	$5,600,308	*	$3,230,983
Audit related fees	$—		$50,000
Tax fees	$—		$33,000
All Other fees	$900		$900

Total	$5,601,208		$3,314,883

*
Includes $1,320,000 of estimated fees that have not yet been billed and are pending review with the Audit Committee.

2021 Annual Meeting

        Stockholder proposals submitted for inclusion in our 2021 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than September 3, 2020.

        Notice of stockholder proposals to be raised from the floor of the 2021 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 16, 2020 and no later than November 15, 2020.

GENERAL INFORMATION

Q:    Who is soliciting my proxy?

A:
The Company's Board is sending you this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2020 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting"). Certain of our directors, officers and employees also may solicit proxies on the Board's behalf by mail, telephone, email or fax, or in person. We have hired Georgeson Inc., to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:    Who is paying for this solicitation?

A:
We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:    What am I voting on?

A:
You will be voting on four proposals. Proposal One is for the election of Jocelyn D. Chertoff, Ruediger Naumann-Etienne, and Sunny S. Sanyal to the Board for a two-year term ending at the 2022 Annual Meeting of Stockholders.

  Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs") as described in this Proxy Statement.

  Proposal Three is the approval of the 2020 Stock Plan.

  Proposal Four is the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2020.

Q:    Who can vote?

A:
Only our stockholders of record at the close of business on December 18, 2019 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:    Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement, the corresponding proxy form, and our Annual Report on Form 10-K for the fiscal year ended September 27, 2019) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

  As permitted by SEC rules, we will deliver one Annual Report or Proxy Statement to multiple stockholders sharing the same address unless we have received contrary instructions. We will, upon written or oral request, deliver a separate copy of our Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of our Annual Report or Proxy Statement was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of our Annual Report or Proxy Statement in the future. Stockholders wishing to receive a separate Annual Report or Proxy Statement in the future or stockholders sharing an address wishing to receive a single copy of our Annual Report or Proxy Statement in the future may contact us at investors@vareximaging.com or at:

Varex Imaging Corporation
Attention: Investor Relations
1678 South Pioneer Road
Salt Lake City, Utah 84104
(801) 972-5000

Q:    Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:
Yes, and doing so will help us further reduce the cost and environmental impact of our stockholder meetings. If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any other time at www.computershare.com/investor. If your shares are registered in street name, please check with your broker, bank or other nominee about how to receive future proxy materials by email. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise.

Q:    What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under "How do I vote and how do I revoke my proxy?" below.

Q:    How do I vote and how do I revoke my proxy?

A:
If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver's license or passport, and proof that you were a stockholder as of December 18, 2019, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

1.
Via the Internet.    You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

2.
Via Telephone.    If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

3.
Via Mail.    If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

  Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline (11:59 p.m. Eastern Time on February 12, 2020) by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

  If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option—"For," "Withhold Authority," or "Abstain" (for Proposal One) and "For," "Against," or "Abstain" (for Proposals Two, Three and Four)—for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide voting instructions on all or any voting proposal, the individuals named as proxyholders will vote your shares FOR the director nominees, FOR Proposal Two, FOR Proposal Three, and FOR Proposal Four. In that case, the proxyholders will have full discretion and authority to vote in the election of directors.

  If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the Proxy Statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank, or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you hold shares in street name and would like to revoke your proxy, you must follow the broker, bank, or other nominee's instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank, or other nominee holding your shares.

Q:    What is the deadline for submitting a proxy?

A:
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 12, 2020. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:    What constitutes a quorum?

A:
On the record date, we had 38,494,349 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:    What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions—If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum. Abstentions have no effect on the election of directors, but are included in the shares entitled to vote on Proposals Two, Three, and Four. On Proposals Two, Three, and Four, abstentions have the effect of a vote against the proposal.

  Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, such as the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, the advisory vote to approve executive compensation, and the approval of the 2020 Stock Plan, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter.

Q:    What vote is needed?

A:
For Proposal One, the election of directors, a majority of the votes cast at the Annual Meeting at which a quorum is present shall elect the nominees for director. For purposes of the election of directors, a "majority of votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election.

  For Proposals Two, Three, and Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required.

Q:    Is cumulative voting permitted for the election of directors?

A:
No, in accordance with our certificate of incorporation, you may not cumulate your votes for the election of directors.

Q:    What happens if the director nominees do not receive a majority of votes cast at the Annual Meeting?

A:
In an uncontested election, if a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, our Bylaws indicate that the director is to promptly tender his or her resignation to the Board. The Nominating Committee is then to make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is then to act on the tendered resignation, taking into account the Nominating Committee's recommendation, and publicly disclose its decision. Any director who tenders his or her resignation is not to participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If the director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director's resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our Bylaws.

Q:    Can I vote on other matters?

A:
You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our Bylaws limit the business conducted at any annual meeting to (1) business in the notice of the Annual Meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our Bylaws. Under our Bylaws, a stockholder must notify our Secretary in writing (at our Salt Lake City, Utah headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2021 Annual Meeting of Stockholders will be no earlier than October 16, 2020 and no later than November 15, 2020. The notice must give a brief description of the business to be brought before the Annual Meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our Bylaws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our Bylaws.

  We do not currently expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

Q:    When must I submit a proposal to have it considered for presentation in next year's proxy materials?

A:
To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2021 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Salt Lake City, Utah headquarters) a written proposal no later than September 3, 2020. The submission must contain the information required under Rule 14a-8 under the Exchange Act.

Q:    How do I suggest potential candidates for director positions?

A:
A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2021 Annual Meeting of Stockholders will be no earlier than October 16, 2020 and no later than November 15, 2020. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate's written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a "registrant," all as described in our Bylaws. The notice must also include certain additional information about and representations by, the stockholder and/or the beneficial owner, all as detailed in our Bylaws.

Q:    How does the Board select nominees for election to the Board?

A:
The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to companies listed on the Nasdaq Global Select Stock Market ("Nasdaq") and other regulatory requirements applicable to us. Please refer to "Proposal One—Election of Directors" and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) as detailed in the question and answer above.

Q:    How may I communicate with the Board?

A:
Stockholders and other interested parties may communicate directly with the Board, the Board's Chairman or any other director or with the independent directors as a group or any other group of directors through the Board's Chairman by sending an email to boardofdirectors@vareximaging.com. Messages received will be forwarded to the appropriate director or directors.

Q:    When and where is the Annual Meeting being held?

A:
The Annual Meeting will be held on Thursday, February 13, 2020 at 4:30 p.m. Mountain Time at our headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@vareximaging.com.

Q:    How can I find the results of the Annual Meeting?

A:
Preliminary results will be announced at the Annual Meeting. Final results will also be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE
ELECTION OF DIRECTORS

BOARD RECOMMENDATION
VOTE "FOR" THE NOMINEES

Our Board; Selection of Nominees

        Our Board is divided into three classes. Jocelyn D. Chertoff, M.D., Ruediger Naumann-Etienne, and Sunny S. Sanyal have terms expiring at the Annual Meeting; Erich R. Reinhardt and Walter M Rosebrough, Jr. have terms expiring at the 2021 Annual Meeting; and Jay K. Kunkel and Christine A. Tsingos have terms expiring at the 2022 Annual Meeting.

        In accordance with our certificate of incorporation, commencing with the Annual Meeting we will begin to declassify our board as follows: (i) the class of directors standing for election at the Annual Meeting will stand for election for a two-year term; (ii) the class of directors standing for election at our 2021 Annual Meeting will stand for election for a one-year term; and (iii) commencing with our 2022 Annual Meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

        As discussed above, the current terms of Dr. Chertoff, Dr. Naumann-Etienne and Mr. Sanyal will expire at the Annual Meeting. Dr. Chertoff, Dr. Naumann-Etienne and Mr. Sanyal have each been recommended by the Nominating Committee and nominated by the Board for election by the stockholders to a two-year term ending at the 2022 Annual Meeting.

        Our Nominating Committee is charged with identifying, evaluating and recommending director nominees to the full Board. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

  •
  Knowledge about our industries and technologies;

  •
  International business experience;

  •
  Cultural, gender, ethnic or age diversity;

  •
  Experience in financial oversight, and a strong reputation with the financial community;

  •
  Experience in business management and the potential to succeed top management in the event of unexpected necessary Board intervention;

  •
  Broad experience at the policy making level in business, government, education, technology or public interest; or

  •
  Business contacts, knowledge or influence useful to our business and product lines.

        We believe that all of our directors should be committed to enhancing stockholder value, represent the interests of all stockholders, and have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. The Board believes that directors who are full-time employees of other companies should not serve on more than three public company boards at one time, and that directors who are retired from full-time employment should not serve on more than four public company boards. Further, while we do not have a formal diversity policy, our Board and Nominating Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected.

        When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee.

        The individuals named as proxyholders will vote your proxy for the election of the nominee directors unless you direct them to withhold your vote. If one or both nominees become unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

        Set forth below are the names and ages of the nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in their fields and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Two-Year Term Ending with the 2022 Annual Meeting:

Jocelyn D. Chertoff, M.D. Age: 64 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

Positions at Dartmouth Hitchcock Medical Center

•

Chair of the Department of Diagnostic Radiology and Vice President of the Regional Radiology Service Line (2015-Present)

•

Interim Chair of the Department of Diagnostic Radiology (2014-2015)

•

Vice Chair (2004-2012)

•

Practicing Radiologist since 1991

Experience, qualifications, attributes or skills supporting directorship

•

Deep knowledge and experience in radiology;

•

Provides significant end-user perspective to assist with product development as well as with relationships with existing and prospective X-ray imaging system manufacturers; and

•

Experience serving on a number of non-profit boards and committees

Committee Memberships • Compensation and Management Development Committee • Nominating and Corporate Governance Committee

Ruediger Naumann-Etienne Age: 73 Director Since: 2017 Chairman Since: 2017 Independent	Principal occupation, business experience and directorships

•

Owner and Managing Director, Intertec Group, an investment company specializing in the medical technology field (1989-present)

•

Chairman of the Board of Directors, Cardiac Science Corporation, a provider of cardiology products (2006-2010)

•

Vice-Chairman of the Board of Directors, Cardiac Science Corporation (2005-2006)

•

Chairman of Quinton Cardiology Systems, a predecessor to Cardiac Science Corporation (2000-2005)

•

Prior Public Company Board Memberships in Past Five Years: Encision Inc., Iridex Corporation and Varian Medical Systems, Inc.

Experience, qualifications, attributes or skills supporting directorship

•

Experience working in the medical device business for nearly three decades;

•

Experience working in senior business and finance executive roles with a leading electronics company for a decade;

•

Extensive experience with finance and mergers and acquisitions;

•

International experience, having lived and worked in Europe and Latin America, and gained fluency in four languages; and

•

Service as Chief Executive Director, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Committee Memberships • Audit Committee • Compensation and Management Development Committee

Sunny S. Sanyal Age: 55 Director Since: 2017	Principal occupation and business experience

•

President and Chief Executive Officer (January 2017 - Present)

•

Senior Vice President and President, Imaging Components, Varian Medical Systems, Inc. (2014-2017)

•

Chief Executive Officer, T-System Inc., an information technology solutions and services provider (2010-2014)

•

Positions at McKesson Corporation, a healthcare services and information technology company

•

Chief Operating Officer, McKesson Provider Technologies (2006-2010)

•

Group President, Clinical Information Systems division (2004-2006)

•

Previous management positions with GE Healthcare, Accenture and IDX Systems Corporation

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience in medical device and healthcare industry;

•

Key insight into Varex through his leadership position within Varian's Imaging Components business before becoming our President and Chief Executive Officer; and

•

Significant public company operational experience.

Continuing Directors

Jay K. Kunkel Age: 60 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

President Asia, Executive Vice President, Tenneco Inc., one of the world's largest manufacturers of ride performance and clean air products and systems for automotive and commercial vehicles (November 2018 - Present)

•

President Asia Pacific, Member of the Executive Counsel, and Company Officer, Lear Corporation, a global leader in automotive and e-systems (2013 - May 2018)

•

Positions at Continental AG, an automotive manufacturing company

•

President Asia, Member of the Management Board (2007 - 2013)

•

President Asia, Automotive Systems Division, Member of the Management Board (2005 - 2007)

•

Positions at PwC Financial Advisory Services

•

Head of Corporate Finance and M&A Advisory

•

Managing Director and Regional Leader of Automotive & Manufacturing Practice

•

Prior to joining PwC, held various positions at Visteon Automotive Systems, Mitsubishi Motor Sales of America and Chrysler Corporation

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience in manufacturing operations and the industrial market;

•

International experience, including in key markets in Asia;

•

Deep knowledge and core skills in corporate development and mergers and acquisitions; and

•

Expertise in project management and restructuring operations.

Committee Memberships • Audit Committee • Compensation and Management Development Committee

Erich R. Reinhardt, PhD Age: 73 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

Chairman of the Board of Medical Valley Europaische Metropol Region, a healthcare accelerator (2009 - Present)

•

Advisor to the Chief Executive Officer of Siemens AG, a global technology company (2008 - 2011)

•

President and Chief Executive Officer, Siemens Healthcare, formerly Siemens Medical Solutions (1994 - 2008)

•

Member of Managing Board, Siemens AG (2001 - 2008)

•

Prior Public Company Board Memberships in Past Five Years: Varian Medical Systems, Inc.

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience and service in leadership roles at one of the world's leading technology companies;

•

Deep knowledge of marketing, government affairs, public policy and developing trends in networking and new media such as virtual collaboration, social media and information exchanges; and

•

Experience serving on the boards of directors (including of Medical Valley Europäische Metropolregion Nürnberg) and/or as a member of the compensation, nominating and corporate governance, strategy and IT committees of several public technology companies, a hospital, a university and a private company, and on the advisory board for two educational institutions.

Committee Memberships • Audit Committee • Nominating and Corporate Governance Committee (Chair)

Walter M Rosebrough, Jr. Age: 65 Director Since: 2018 Independent	Principal occupation, business experience and directorships

•

President and Chief Executive Officer, Steris plc, a provider of infection prevention and other procedural products and services (2007 - Present)

•

Prior to joining Steris, served as President and Chief Executive Officer of Coastal Hydraulics, Inc.; also served in various executive positions, including Chief Executive Officer, at Hill-Rom, a global leader in patient support systems, therapeutic products, and workflow information technology

•

Other Current Public Company Board Memberships: Steris plc.

Experience, qualifications, attributes or skills supporting directorship

•

Service as a director and chief executive officer of a public company;

•

Over 30 years in the healthcare industry in various senior executive roles, including 25 years as chief executive officer;

•

Leadership experience in many major business functions, including product development, business development, manufacturing, finance, and marketing;

•

Experience leading ventures ranging in scale from start-up operations to multi-billion dollar multinational businesses; and

•

Service on the following healthcare industry boards: AAMI (Association for the Advancement of Medical Instrumentation), AdvaMed (Advanced Medical Technology Association), and MDMA (Medical Device Manufacturers Association).

Committee Memberships • Compensation and Management Development Committee (Chair) • Nominating and Corporate Governance Committee

Christine A. Tsingos Age: 61 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

Executive Vice President and Chief Financial Officer, Bio-Rad Laboratories, Inc., a leader in life science research and clinical diagnostics markets (2002 - 2019)

•

Chief Operating Officer, Chief Financial Officer and consultant, Attest Systems, Inc., a leading software company in the IT asset management sector

•

Chief Financial Officer, Tavolo, Inc., a leading online retailer of specialty food, cookware and cooking-related content

•

Vice President and Treasurer, Autodesk, Inc., a leading developer of design software

•

Assistant Treasurer, The Cooper Companies, Inc., a global healthcare manufacturer of vision-related products

•

Other Current Public Company Board Memberships: Onto Innovation Inc., a manufacturer of semiconductor equipment and Envista Holdings Corporation, a global dental products company

Experience, qualifications, attributes or skills supporting directorship

•

Expertise in finance, operations and financial reporting matters;

•

Extensive experience and critical insights in financial management, strategic planning, acquisitions, treasury and investor relations;

•

Over 25 years of public company experience and a proven track record, including being named Bay Area CFO of the Year in 2010 and among the Most Influential Women in Business 2008 - 2012; and

•

Service as chair of the audit committee and member of the compensation committee of a public manufacturing company.

Committee Memberships • Audit Committee (Chair) • Nominating and Corporate Governance Committee

Director Qualifications Matrix

        The following matrix is provided to illustrate the skills and qualifications of the nominated and continuing members of our Board and demonstrate our commitment to inclusiveness and diversity.

Governance of the Company

  Overview

        We are committed to strong corporate governance. Our governance policies and practices include:

  Ethical Conduct and Strong Governance

  •
  The Board's Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

  •
  The fundamental responsibility of the Board is to represent the interests of the stockholders of the Company. In fulfilling its responsibilities, the Board performs the following principal functions: (i) reviewing corporate strategy, annual operating budgets, mergers and acquisitions over a certain threshold and significant financings; (ii) providing general oversight of the Company's business; (iii) selecting, evaluating, and compensating the Company's Chief Executive Officer and other executive officers; (iv) evaluating and establishing Board processes, performance and compensation; (v) selecting directors; and (vi) monitoring legal and ethical conduct.

  •
  The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

  •
  We have a hotline for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and have established procedures for anonymous submission of these matters.

  •
  Each director is responsible for disclosing to the Nominating Committee and General Counsel situations that he or she reasonably believes give rise to a potential conflict of interest or related person transaction. The Board, upon recommendation of the Nominating Committee and after consultation with the Company's legal counsel, determines on a case-by-case basis or where it deems appropriate by specific category whether such a conflict of interest or related person transaction exists. Please refer to the discussion under "Certain Relationships and Related Transactions" for more information.

  •
  The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

  •
  Directors are expected to attend all stockholder meetings.

  •
  The Board encourages directors to participate in developmental continuing education programs applicable to their position as a director of the Company, including, but not limited to, those recommended by the Nominating Committee.

  Director Independence

  •
  The Company has an independent non-employee director as Chairman, and our Bylaws mandate that the roles of Chairman and Chief Executive Officer must be separated.

  •
  A majority of the Board members are independent of the Company and our management. The definition of "independent" is included in our Corporate Governance Guidelines, which can be found through the "Corporate Governance" link on the Investors page on our website at www.vareximaging.com.

  •
  All members of our Board committees—the Audit Committee, the Compensation Committee, and the Nominating Committee—are independent.

  Majority Voting

  •
  The Company's Bylaws and Corporate Governance Guidelines include a majority voting standard for uncontested director elections. Under this standard, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each director shall be elected if the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election. Any incumbent director who is not re-elected by the majority voting standard will be required to tender his or her resignation promptly following the certification of the stockholders' vote. The Nominating Committee will consider such resignation and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee's recommendation within 90 days following the certification of the stockholders' vote and will promptly disclose publicly its decision regarding whether to accept the director's resignation.

  Board Structure

  •
  In accordance with our certificate of incorporation, commencing with the Annual Meeting, we will begin to declassify our board as follows: (i) the class of directors standing for election at our 2020 Annual Meeting will stand for election for a two-year term; (ii) the class of directors standing for election at our 2021 Annual Meeting will stand for election for a one-year term; and (iii) commencing with our 2022 Annual Meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

  •
  The Board is committed to inclusiveness and diversity.

  •
  The Board does not believe that rotating committee members at set intervals should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Board member's committee membership for a longer period. However, for the Board's standing committees, our guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years, and rotating the Chairman of a committee as appropriate.

  •
  The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board's and committees' annual agenda includes review of, among other items, our long-term strategic plans and periodic reports on progress against these plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects, the evaluation of the Chief Executive Officer and management, and Board succession.

  Director and Executive Compensation

  •
  The Board has adopted stock ownership guidelines for our directors and executive officers. Each non-employee director is expected to own shares valued at five times the directors' annual retainer fee, with shares subject to deferred stock units counting for this purpose. Our Chief Executive Officer is expected to own shares valued at six times base salary, our Chief Financial Officer at three times base salary, and each of our other executive officers at one times base salary. Individuals who become subject to these stock ownership guidelines are generally required to achieve the applicable ownership level within five years of first becoming subject to the guidelines.

  •
  The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

  Director Independence

        The Board has determined that Dr. Chertoff, Mr. Kunkel, Dr. Naumann-Etienne, Dr. Reinhardt, Mr. Rosebrough, and Ms. Tsingos are "independent" for purposes of the Nasdaq listing requirements and under our Corporate Governance Guidelines. Mr. Sanyal, our President and Chief Executive Officer, is an employee and therefore not "independent." The Board considered transactions and relationships (such as Ms. Tsingos' service on the board of Envista Holdings Corporation, a customer of the Company), both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Dr. Chertoff, Mr. Kunkel, Dr. Naumann-Etienne, Dr. Reinhardt, Mr. Rosebrough, and Ms. Tsingos has any material relationship, either direct or indirect, with us other than as a director and stockholder.

  Board Meetings

        The Board met five times in fiscal year 2019. Each of the Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Dr. Naumann-Etienne presiding at such meetings. We have three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2019. Directors are encouraged to attend meetings of committees on which they do not serve as members. All directors of the Company are strongly encouraged to attend our annual meeting of stockholders. All of the directors then serving on the Board were present at our 2019 Annual Meeting.

  Board Leadership Structure

        The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines and our Bylaws address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees, and meetings.

        Our Bylaws require that the Chairman of the Board be chosen from among the directors and may not be the Chief Executive Officer. The Board has determined that having Dr. Naumann-Etienne, who is "independent" within the meaning of the Nasdaq listing standards, serve as Chairman and Mr. Sanyal serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board's leadership structure.

  The Board's Role in Risk Oversight

        Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, and the Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas. In fiscal year 2019, we updated the charter of the Audit Committee to reference its oversight responsibility with respect to cybersecurity.

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as PwC, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, ethical compliance, regulatory, and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

        Each of our standing committees has a written charter approved by the Board that clearly establishes the committee's roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the "Corporate Governance" link on the

Investors page on our website at www.vareximaging.com. Please note that information on, or that can be accessed through, our website is not part of these proxy soliciting materials, is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee
Chair: Ms. Tsingos
 Additional Members: Mr. Kunkel, Dr. Naumann-Etienne, and Dr. Reinhardt
 Meetings in Fiscal Year 2019: 8

  Committee Functions:

  •
  Oversees our accounting and financial reporting process and audits of financial statements.

  •
  Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the Company that are related to financial statements, legal, regulatory and other similar matters, such as risks related to cybersecurity, as well as the Company's related mitigation efforts.

  •
  Prepares the Audit Committee Report included in our proxy statement.

  •
  Reports to the Board the results of its monitoring and recommendations.

  •
  Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board's attention.

  Member Qualifications

        Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under Nasdaq listing requirements. The Board has determined that Ms. Tsingos is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the chief financial officer of Bio-Rad Laboratories between 2002 and 2019 and as the chief financial officer of Attest Systems, Inc. between 2000 and 2002.

Compensation and Management Development Committee
Chair: Mr. Rosebrough
 Additional Members: Dr. Chertoff, Mr. Kunkel, and Dr. Naumann-Etienne
 Meetings in Fiscal Year 2019: 5

  Committee Functions:

  •
  Discharges the Board's responsibilities relating to compensation of our executive officers.

  •
  Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

  •
  Oversees our stock and cash incentive plans.

  •
  Reviews and discusses with management and recommends to the Board whether the disclosures under "Compensation Discussion and Analysis" should be included in our proxy statement.

  •
  Reviews the compensation paid to directors for service on the Board and its committees.

  •
  Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

  •
  Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

        The Compensation Committee determines all compensation for our NEOs and certain other of the Company's officers. Before making decisions on compensation for individuals other than our Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each individual's performance and accomplishments over the prior year. Except for his own position, our Chief Executive Officer makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits for the designated officers. The Compensation Committee meets with its independent advisors and other independent members of the Board to determine the Chief Executive Officer's compensation.

  Compensation Committee Advisors

        To independently assist and advise the Compensation Committee, the Compensation Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant since May 2018. The engagement with FW Cook is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FW Cook does not have any relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the company from independently representing the Compensation Committee.

        The compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair's request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee's decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

  Member Qualifications

        In addition to being independent, each member of the Compensation Committee is a "non-employee director" for purposes of the Exchange Act.

Nominating and Corporate Governance Committee
Chair: Dr. Reinhardt
 Additional Members: Dr. Chertoff, Mr. Rosebrough, and Ms. Tsingos
 Meetings in Fiscal Year 2019: 4

  Committee Functions:

  •
  Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and protocol regarding conflicts of interest and related person transactions.

  •
  Identifies, evaluates, and recommends to the Board potential nominees to the Board, including those received from stockholders.

  •
  Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

  •
  Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

  •
  Oversees the annual review of director independence and evaluation of the Board's performance.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

BOARD RECOMMENDATION

VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

        Under Section 14A of the Exchange Act, stockholders are able to vote to approve, on an advisory (non-binding) basis (an "Advisory Vote on Compensation"), the compensation of the NEOs as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section and the related executive compensation tables. Accordingly, we are asking stockholders to approve, on an advisory (non-binding) basis, the following advisory resolution at our Annual Meeting:

    "RESOLVED, that the compensation of the Company's named executive officers, as disclosed in the Annual Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables, and the other related tables and disclosure, is hereby APPROVED."

        The Board recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in achieving the Company's goals of attracting, retaining and motivating our executives, rewarding individual and Company performance and aligning the executives' long-term interests with those of the Company's stockholders.

        We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 42 of this Proxy Statement, as well as the related compensation tables and narrative, which provide detailed information on the Company's compensation policies and practices and the compensation of our NEOs.

        This "say-on-pay" vote is a non-binding advisory vote. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. Nonetheless, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.

Required Vote

        Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

Next "Say-On-Pay" Advisory Vote

        We currently conduct an annual Advisory Vote on Compensation and the Board expects to hold the next Advisory Vote on Compensation at the 2021 Annual Meeting.

PROPOSAL THREE
APPROVAL OF THE VAREX IMAGING CORPORATION 2020 OMNIBUS STOCK PLAN

BOARD RECOMMENDATION

VOTE "FOR" APPROVAL OF THE VAREX IMAGING CORPORATION 2020 OMNIBUS STOCK PLAN

        We are asking our stockholders to approve the Varex Imaging Corporation 2020 Omnibus Stock Plan (referred to elsewhere in this proxy statement as the "2020 Stock Plan"). If the 2020 Stock Plan is approved by our stockholders, the 2020 Stock Plan will become effective on the day immediately following the 2020 Annual Meeting of Stockholders (the "Effective Date").

        The 2020 Stock Plan is intended to be the successor to our 2017 Omnibus Stock Plan (the "2017 Stock Plan"). If the 2020 Stock Plan becomes effective, on and after the Effective Date, no additional stock awards will be granted under the 2017 Stock Plan, although all outstanding stock awards granted under the 2017 Stock Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable plan.

        A description of the material terms of the 2020 Stock Plan are summarized below. The key differences between the terms of the 2020 Stock Plan and the terms of the 2017 Stock Plan are as follows:

  •
  Subject to capitalization adjustments and the share counting provisions described below, a total of 6,300,000 shares will be authorized for awards granted under the 2020 Stock Plan (which amount is equal to 5,097,488 new shares plus 1,202,512 shares that are available for issuance under the 2017 Stock Plan) as of September 27, 2019, less one (1) share for every one (1) share that was subject to a stock option or stock appreciation right ("SAR") granted after September 27, 2019 and prior to the Effective Date under the 2017 Stock Plan and two (2) shares for every one (1) share that was subject to an award other than a stock option or SAR granted after September 27, 2019 and prior to the Effective Date under the 2017 Stock Plan. See below for more information.

  •
  The 2020 Stock Plan provides for a maximum term of 10 years for stock options and SARs while the 2017 Stock Plan provides for a maximum term of seven (7) years for these awards.

  •
  The 2020 Stock Plan provides that each share issued pursuant to a full value award reduces the number of shares available for grant under the 2020 Stock Plan by two (2) shares in contrast to two and half (2.5) shares under the 2017 Stock Plan.

  •
  To conform to the limits that apply to stock option and SAR grants under the 2017 Stock Plan, the 2020 Stock Plan provides that the limit on the number of shares of our common stock that may be granted to any one participant during any one fiscal year will be 500,000 shares in the case of restricted stock or restricted stock units ("RSUs") and 500,000 shares in the case of performance units or performance shares.

  •
  Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the 2020 Stock Plan until the underlying shares or units vest.

  •
  The 2020 Stock Plan does not include certain provisions relating to the grant of performance-based compensation on account of the enactment of the 2017 Tax Cuts and Jobs Act, which eliminated the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (the "Code").

  •
  The 2020 Stock Plan clarifies that RSUs may be settled upon vesting or on a deferred basis (RSUs that are settled upon a deferred basis, "DSUs").

  •
  The 2020 Stock Plan does not have a term limit.

Reasons to Approve the 2020 Stock Plan

        As of September 27, 2019, a total of 1,202,512 shares of our common stock remained available for future grants under the 2017 Stock Plan. We believe that the current share reserve of the 2017 Stock Plan is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees and non-employee directors in a competitive market for talent. We believe that approval of the 2020 Stock Plan will enable us to grant stock awards for approximately the next five years, based on historical grant and forfeiture levels, the recent market prices of our common stock, and anticipated use of equity awards as an incentive and retention tool as we continue to compete for talent.

Note Regarding Forecasts and Forward-Looking Statements

        We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal Three include embedded assumptions which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

Outstanding Awards Under the 2017 Stock Plan and Shares Available for Future Issuance

        The following includes aggregated information regarding the overhang and dilution associated with the 2017 Stock Plan and the potential shareholder dilution that would result if the 2020 Stock Plan is approved. This information is as of September 27, 2019. As of that date, there were 38,371,305 shares of common stock outstanding:

  •
  Outstanding full-value awards (restricted stock units, restricted stock awards, and deferred stock units): 677,584 shares (1.4% of our fully-diluted shares outstanding);

  •
  Outstanding stock options: 2,269,173 shares (4.8% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $30.60 and a weighted average remaining term of 4.1 years);

  •
  Total shares of common stock subject to outstanding awards, as described above (restricted stock units, restricted stock awards, deferred stock units and stock options): 2,946,757 shares (6.2% of our fully-diluted shares outstanding);

  •
  Total shares of common stock available for future awards under the 2017 Stock Plan: 1,202,512 shares (2.8% of our fully-diluted shares outstanding);

  •
  The total number of shares of common stock subject to outstanding awards (2,946,757 shares), plus the total number of shares available for future awards under the 2017 Stock Plan (1,202,512 shares), represents a current fully-diluted overhang percentage of 9.8% (in other words, the potential dilution of our stockholders represented by the 2017 Stock Plan); and

  •
  If the 2020 Stock Plan is approved, the total shares of common stock subject to outstanding awards as of September 27, 2019 (2,946,757 shares), plus the proposed shares available for issuance under the 2020 Stock Plan (6,300,000 shares), represent a total fully-diluted overhang of 9,246,757 shares (19.4%) under the 2020 Stock Plan.

        In fiscal years 2017 through 2019, we granted awards under the 2017 Stock Plan as follows:

	Equity Compensation Usage
	2017	2018	2019	3-Year Avg.
Options	1,052,000	262,000	297,000	537,000
RSUs, RSAs, DSUs	337,000	352,000	288,000	325,667
Gross Grants	1,389,000	614,000	585,000	862,667
Gross Usage (% Outstanding)	3.69%	1.62%	1.52%	2.28%
Weighted Average Shares Outstanding	37,600,000	38,000,000	38,400,000	38,000,000

The 2020 Stock Plan Combines Compensation and Corporate Governance Best Practices

        The 2020 Stock Plan includes provisions that are designed to protect our stockholders' interests and reflect corporate governance best practices.

  •
  Repricing Not Allowed.  The 2020 Stock Plan prohibits reducing the exercise price of stock options and SARs, cancelling "underwater" stock options and SARs or any action that would be considered a repricing under the applicable securities exchange on which our common stock is traded without prior stockholder approval in each case.

  •
  Stockholder Approval Required for Additional Shares.  The 2020 Stock Plan does not contain an annual "evergreen" provision. The 2020 Stock Plan authorizes a fixed number of shares, so that stockholder approval is required to grant awards in excess of that number.

  •
  Limit on Full Value Awards.  The 2020 Stock Plan limits the number of shares available for full value awards by providing that each share issued pursuant to a full value award reduces the number of shares available for grant under the 2020 Stock Plan by two (2) shares.

  •
  No Liberal Share Counting or Recycling.  Shares that are reacquired, withheld or not issued by us to satisfy the exercise price or tax withholding obligation in connection with an award, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options, and any shares with respect to which a SAR is exercised will in each case not become available again for issuance under the 2020 Stock Plan.

  •
  No Liberal Corporate Transaction Provisions.  No corporate transaction related vesting acceleration and other benefits may occur without an actual corporate transaction occurring.

  •
  No Discounted Stock Options or SARs.  All stock options and SARs granted under the 2020 Stock Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted.

  •
  No Reload Stock Options or SARs or Tax Gross-ups.  The 2020 Stock Plan does not provide for reload stock options or SARs or tax gross-ups in any circumstance.

  •
  No Dividends and Dividend Equivalents on Unvested Awards.  Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the 2020 Stock Plan until the underlying shares or units vest.

  •
  Limit on Non-Employee Director Awards.  Stock awards granted during a single fiscal year under the 2020 Stock Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director.

  •
  Awards Subject to Clawback.  The Company will adopt any clawback policy required under applicable listing standards or law. Prior to the adoption of such policy, in the event of a restatement of incorrect financial results, the Board of Directors will review the conduct of executive officers in relation to the restatement and in its discretion take appropriate action to remedy the misconduct.

Description of the 2020 Stock Plan

        Set forth below is a summary of the material features of the 2020 Stock Plan. The 2020 Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the 2020 Stock Plan contained in this Proposal Three are qualified by reference to Appendix A.

  Purpose

        The 2020 Stock Plan is intended to increase incentives and to encourage share ownership on the part of (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) non-employee directors of the Company. The 2020 Stock Plan also is intended to further the growth and profitability of the Company.

  Types of Stock Awards

        The 2020 Stock Plan provides for the granting of non-qualified stock options, incentive stock options, SARs, restricted stock, RSUs, performance units and performance shares to employees and consultants and RSUs and non-qualified stock options to non-employee directors (all such types of awards, collectively, "stock awards").

  Share Reserve

    Number of Shares

        Subject to capitalization adjustments and the share counting provisions described below, a total of 6,300,000 shares will be authorized for awards granted under the 2020 Stock Plan (which amount is equal to 5,097,488 new shares plus 1,202,512 shares that are available for issuance under the 2017 Stock Plan) as of September 27, 2019, less one (1) share for every one (1) share that was subject to a stock option or SAR granted after September 27, 2019 and prior to the Effective Date under the 2017 Stock Plan and two (2) shares for every one (1) share that was subject to an award other than a stock option or SAR granted after September 27, 2019 and prior to the Effective Date under the 2017 Stock Plan. Any shares that are subject to stock options or SARs will be counted against this limit as one (1) share for every one (1) share granted, and any shares that are subject to awards other than stock options or SARs will be counted against this limit as two (2) shares for every one (1) share granted. On and after the Effective Date, no awards may be granted under the 2017 Stock Plan. A total of 6,300,000 shares may be issued as incentive stock options. The 2020 Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

    Lapsed Awards

        If (i) any shares subject to an award are forfeited, an award expires, is forfeited or is settled for cash (in whole or in part), or (ii) after September 27, 2019 any shares subject to an award under the 2017 Stock Plan are forfeited, or an award under the 2017 Stock Plan expires, is forfeited or is settled for cash (in whole or in part), then in each such case the shares subject to such award or award under the 2017 Stock Plan will, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for awards under the 2020 Stock Plan. Any shares that again become available for awards under the 2020 Stock Plan will be added as (i) one (1) share for every one (1) share subject to stock options or SARs granted under the 2020 Stock Plan or stock options or SARs granted under the 2017 Stock Plan, and (ii) as two (2) shares for every one (1) share subject to awards other than stock options or SARs granted under the 2020 Stock Plan or awards other than stock options or SARs granted under the 2017 Stock Plan.

    Shares Not Available for Subsequent Issuance

        The following shares will not be added to the shares authorized for grant under the 2020 Stock plan: (i) shares tendered by the participant or withheld by the Company in payment of the purchase price of stock options granted under the 2020 Stock Plan (or, after September 27, 2019, stock options granted under the 2017 Stock Plan), (ii) shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligations with respect to awards granted under the 2020 Stock Plan (or, after September 27, 2019, awards granted under the 2017 Stock Plan), (iii) shares subject to SARs granted under the 2020 Stock Plan (or, after September 27, 2019, SARs granted under the 2017 Stock Plan) that in each case are not issued in connection with their stock settlement on exercise, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2020 Stock Plan (or, after September 27, 2019, stock options granted under the 2017 Stock Plan).

    Substitute Awards

        Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company will not reduce the shares authorized for grant under the 2020 Stock Plan or the limitations on grants to a participant contained in the 2020 Stock Plan, nor will shares subject to a substitute award be added to the shares available for awards under the 2020 Stock Plan. Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2020 Stock Plan and will not reduce the shares authorized for grant under the 2020 Stock Plan (and shares subject to such awards will not be added to the shares available for awards under the 2020 Stock Plan); provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees, consultants or directors prior to such acquisition or combination.

  Eligibility

        Employees and consultants of the Company and its affiliates and the Company's non-employee directors are all eligible to participate in the 2020 Stock Plan. As of December 2, 2019, for equity plan purposes we had a total of approximately 2,132 employees, approximately 149 consultants, and six non-employee directors who would be eligible to be granted awards from the 2020 Stock Plan.

  Administration

        The Compensation Committee will administer the 2020 Stock Plan. The members of the Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Exchange Act and as "independent directors" under Nasdaq Listing Rule 5605(a)(2).

        Subject to the terms of the 2020 Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted stock awards, the size and types of these stock awards, and the terms and conditions of these stock awards, including the authority to accelerate the vesting of awards. Subject to applicable law and certain other limitations, the Compensation Committee may delegate all or any part of its authority and powers under the 2020 Stock Plan to a committee of one or more directors and/or to officers of the Company. The Board of Directors will determine and administer stock options and RSUs granted to non-employee directors.

  No Repricing, Underpriced Options or SARs or Reload Options

        The 2020 Stock Plan expressly prohibits the repricing of outstanding stock options and SARs, the cancellation of any outstanding stock options or SARs that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2020 Stock Plan and any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Company's shares are traded without prior stockholder approval. Furthermore, the 2020 Stock Plan does not permit the granting of discounted stock options or SARs.

  Stock Options

        The Compensation Committee may grant non-qualified stock options to purchase shares of our common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted stock options for more than 500,000 shares.

        The Compensation Committee sets the exercise price for each stock option, which cannot be less than 100% of the fair market value of the underlying shares of our common stock on the date of grant. In addition, if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant.

        Nevertheless, substitute stock options may be granted at less than fair market value to persons who become employees and consultants of the Company on account of a corporate transaction. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

        The Compensation Committee may permit payment through any other means that the Compensation Committee determines to be consistent with the 2020 Stock Plan's purpose and constitutes legal consideration including, but not limited to: (a) cash or its equivalent, (b) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total exercise price, (c) a "same day sale" pursuant to a program developed under Regulation T, or (d) having the Company withhold otherwise deliverable shares.

        Stock options become exercisable at the times and on the terms established by the Compensation Committee. Stock options expire at the times established by the Compensation Committee, which may not be more than 10 years after the date of grant. In addition, if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the maximum term of a stock option may not be more than five (5) years from the date of grant. If the participant terminates services prior to a stock option's normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. The Compensation Committee may extend the term of any stock option granted under the 2020 Stock Plan but in no event may the term of the option exceed 10 years from the date of grant.

  Stock Appreciation Rights

        The Compensation Committee will determine the terms and conditions of each SAR; provided however, the exercise price for each SAR cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. SARs may be granted in conjunction with a stock option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 500,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

  Restricted Stock and RSUs

        Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Compensation Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Compensation Committee will determine the number of shares subject to a restricted stock or RSU award, but during any fiscal year no participant may be granted more than 500,000 shares of restricted stock or RSUs.

        In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Compensation Committee may impose whatever conditions on vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant restricted stock or RSUs only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under "—Performance Goals" for more information.

        Participants holding shares of restricted stock granted after the 2020 Annual Meeting will not be entitled to receive dividends and other distributions on any restricted shares. Notwithstanding the foregoing, at the Compensation Committee's sole discretion, participants holding restricted shares may be credited with such dividends and other distributions while such shares are restricted provided that such dividends and other distributions will be paid or distributed to participants only if, when and to the extent such restrictions on such shares lapse. The value of dividends and other distributions payable or distributable with respect to any shares for which such restrictions do not lapse during the applicable restriction period will be forfeited.

  Performance Units and Performance Shares

        Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that the Compensation Committee establishes are satisfied. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant's specific responsibilities. Please refer to the discussion below under "—Performance Goals" for more information. After the applicable performance period has ended, the participant will be entitled to receive a payout of the number of performance units or shares earned during the performance period, depending upon the extent to which the applicable performance objectives have been achieved. During any fiscal year, no participant will receive more than 500,000 performance units or performance shares.

  Performance Goals

        The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to a stock award. Currently, at the Compensation Committee's discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, shareholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue, employee headcount, and other financial or strategic goals.

        Under the 2020 Stock Plan, certain performance goals are specifically defined. "EBIT" means the Company's or a business unit's income before reductions for interest and taxes. "EBITDA" means the Company's or a business unit's income before reductions for interest, taxes, depreciation and amortization. "Earnings per share" means the Company's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. "Net income" means the Company's or a business unit's income after taxes. "Operating cash flow" means the Company's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. "Return on assets" means the percentage equal to the Company's or a business unit's EBIT (before incentive compensation), divided by the Company's or a business unit's, as applicable, average net assets. "Return on equity" means the percentage equal to the Company's net income, divided by average stockholders' equity. "Return on sales" means the percentage equal to the Company's or a business unit's EBIT (before incentive compensation), divided by the Company's or the business unit's, as applicable, revenue. "Revenue" means the Company's or a business unit's sales. "Net orders" means the Company's or a business unit's net orders calculated for and reported in the Company's quarterly financial earnings. "Shareholder return" means the total return (change in price plus reinvestment of any dividends) of a share.

  Non-Employee Director Compensation Limit

        Stock awards granted during a single fiscal year under the 2020 Stock Plan or otherwise taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.

  Non-Employee Director Options

        Under the 2020 Stock Plan, the Board of Directors will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director stock options may only be non-qualified options. The exercise price of each non-employee director stock option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute stock options may be granted at less than fair market value to persons who become non-employee directors of the Company on account of a corporate transaction. Unless provided otherwise in an award agreement, each stock option is immediately exercisable on the date of grant. All stock options granted to non-employee expire at the times established by the Board of Directors, which may not be more than 10 years after the date of grant. If a director terminates service on the Board of Directors (including a voluntary resignation) prior to a stock option's normal expiration date, the period of exercisability of the stock option may be shorter, depending upon the reason for the termination.

        In addition, the 2020 Stock Plan allows the Board of Directors to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for stock options or shares of our common stock.

  Non-Employee Director RSUs

        Under the 2020 Stock Plan, the Board of Directors will determine the number of RSUs to be granted to each non-employee director. RSUs will vest over a period provided in the grant agreement as determined by the Board of Directors, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board of Directors, settlement of RSUs will be made in shares of our common stock, with one share of our common stock being issued for each RSU. Payment may be made in a lump sum, in installments or may be made on a deferred basis, in the form of DSUs.

  Nontransferability of Stock Awards

        In general, stock awards granted under the 2020 Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and any stock awards may be exercised only by the participant during a participant's lifetime. Notwithstanding the above, the Compensation Committee (or the Board of Directors, in the case of stock awards granted to non-employee directors) may, in its discretion, permit stock awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board of Directors may impose; provided, however, that in no event may any award be transferred for consideration to a third-party financial institution.

  Dividend Equivalents

        The recipient of a stock award other than stock options or SARs (including, without limitation, any deferred stock award) may, at the Compensation Committee's, or if applicable, the Board of Director's, sole discretion, receive dividend equivalents. Such dividend equivalents entitle the participant to be credited with an amount equal to all dividends and other distributions (whether in cash or other property) paid on an equivalent number of shares while the stock award is outstanding. Dividend equivalents may be converted into additional stock awards (for example, additional RSUs). Settlement of dividend equivalents may be made in the form of cash, in the form of shares, or a combination of both. Any dividend equivalents credited with respect to stock awards will be settled only if, when and to the extent such stock awards vest and are settled. The value of amounts payable with respect to stock awards that do not vest will be forfeited.

  Recoupment Policy

        All stock awards granted under the 2020 Stock Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by applicable law. In the event that the Company has not adopted such a policy and notwithstanding anything to the contrary set forth in the 2020 Stock Plan or any stock award agreement, in the event of a restatement of incorrect financial results, the Board of Directors will review the conduct of executive officers in relation to the restatement. If the Board of Directors determines that an executive officer has engaged in misconduct or other violations of the Company's code of ethics in connection with the restatement, the Board of Directors would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the 2020 Stock Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by the Board would be in addition to any other actions the Board of Directors or the Company may take under the Company's policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

  Corporate Transaction

        Except as set forth in a stock award agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of shares of the Company's common stock or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its shares of common stock), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all stock awards outstanding under the 2020 Stock Plan or may substitute similar stock awards for stock awards outstanding under the 2020 Stock Plan (including but not limited to, stock awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to stock awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) in connection with such transaction. Except as set forth in a stock award agreement, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the related event, provided that holders of stock options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options and SARs before the termination of such awards; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code ("Section 409A") to the extent necessary to avoid taxation thereunder.

        Notwithstanding the foregoing, except as set forth in a stock award agreement, in the event that a stock award would otherwise terminate upon the effective time of any transaction described above, the Compensation Committee may provide for a payment in such form as may be determined by the Compensation Committee, equal in value to the excess, if any, of (A) the value of the property the participant would have received upon the exercise or vesting of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Compensation Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A to the extent necessary to avoid taxation thereunder.

  Amendment, Termination and Duration of the 2020 Stock Plan

        The Board of Directors generally may amend or terminate the 2020 Stock Plan at any time and for any reason; provided, however, that any amendment will be subject to the approval of our stockholders to the extent required by applicable law or regulation. In addition, the amendment or termination of the 2020 Stock Plan will not alter or impair any rights or obligations under any stock award without the participant's consent. Without further stockholder approval, no incentive stock options may be granted under the 2020 Stock Plan after December 19, 2029.

U.S. Federal Tax Aspects

        A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For stock options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

        Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the stock option price.

        A participant who receives restricted stock will not have taxable income upon grant, but upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. Absent such election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

        A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

        At the discretion of the Compensation Committee, the 2020 Stock Plan allows a participant to satisfy tax withholding requirements under applicable U.S. federal and state tax laws or applicable foreign tax laws by any means which the Compensation Committee, in its sole discretion, determines both to satisfy the required tax withholding obligations and to be consistent with the purposes of the 2020 Stock Plan, including, but not limited to: (a) having the Company withhold otherwise deliverable shares, (b) delivering to the Company already-owned shares having a fair market value equal to the amount required to be withheld, or (c) a "same day sale" pursuant to a program developed under Regulation T provided, however, that the amount of tax withholding to be satisfied by any such method will be limited to the extent necessary to avoid adverse accounting consequences, including but not limited to the award being classified as a liability award. The fair market value of the shares to be withheld, delivered or sold will be determined as of the date that the taxes are required to be withheld. Currently, we require employees to satisfy the taxes due upon vesting of RSUs through the withholding shares and the taxes due upon the exercise of non-qualified stock options through same day sales.

        The Company will be entitled to a tax deduction in connection with a stock award under the 2020 Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

        The 2020 Stock Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the 2020 Stock Plan. While each of our current non-employee directors is entitled to receive a grant of DSUs on the date of our 2020 Annual Meeting of Stockholders with a grant date fair value of $160,000 and our current non-employee chair of the Board of Directors will receive an additional annual award of DSUs with a grant date fair value of $60,000, such awards will be granted under the 2017 Stock Plan and not under the 2020 Stock Plan as the 2020 Stock Plan will not become effective until the day immediately following the date of 2020 Annual Meeting.

        For informational purposes only, we have provided the following table which shows (a) that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon shareholder approval of the 2020 Stock Plan and (b) the DSU grants that our current non-employee directors as a group would receive under the 2020 Stock Plan if they are re-elected at subsequent Annual Meetings of Stockholders based on the terms of our current director compensation program.

Name and position	Dollar value	Number of shares
Sunny S. Sanyal	—	—
President and Chief Executive Officer
Clarence R. Verhoef	—	—
Senior Vice President and Chief Financial Officer
Brian W. Giambattista	—	—
Senior Vice President and General Manager, Detectors
Kimberley E. Honeysett	—	—
Senior Vice President, General Counsel and Corporate Secretary
Mark S. Jonaitis	—	—
Senior Vice President and General Manager, X-Ray Sources
All current executive officers as a group (5 persons)	—	—
All current directors who are not executive officers as a group (6 persons)(1)	$1,020,000	—
All employees, including all current officers who are not executive officers, as a group (approximately 2,132 persons)	—	—

(1)
The number of shares subject to each non-employee director's DSU grant will not be determinable until the date of grant. See the section entitled "Compensation of Directors" for more information.

Equity Compensation Plan Information

        The following table provides information as of September 27, 2019 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,946,757	(2)	$30.60	1,905,699	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	2,946,757		$30.60	1,905,699

(1)
The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and DSUs, which have no exercise price.

(2)
Consists of stock options, RSUs, and DSUs granted under the 2017 Stock Plan. Excludes purchase rights under the ESPP.

(3)
Includes 1,202,512 shares available for future issuance under the 2017 Stock Plan. Also includes 703,187 shares available for future issuance under the ESPP, including shares subject to purchase during the current purchase period, which commenced on October 28, 2019 (the exact number of which will not be known until the purchase date on April 24, 2020). Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 1,000 shares.

 PROPOSAL FOUR
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Selection of the Accounting Firm

        The Audit Committee has appointed PwC as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2020, and we are asking you and other stockholders to ratify this appointment.

        The Audit Committee, which is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2018. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification, the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

        We expect that a representative of PwC will be present at the Annual Meeting and that such representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence promulgated by the SEC.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 27, 2019 and September 28, 2018.

Fee Category	Fiscal Year 2019		Fiscal Year 2018
Audit Fees(1)	$5,600,308	(5)	$3,230,983	(6)
Audit-Related Fees(2)	—		50,000
Tax Fees(3)	—		33,000
All Other Fees(4)	900		900

Total Fees	$5,601,208		$3,314,883

(1)
Audit Fees.    Consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees.    Fees for 2018 consist primarily of reviews related to adoption of new accounting standards.

(3)
Tax Fees.    Fees for 2018 consist of tax compliance services provided to Varex in connection with transactions between the Company's subsidiaries.

(4)
All Other Fees.    Consist of fees for accessing an online accounting and financial information resource site.

(5)
Audit Fees for 2019.    Includes $1,320,000 of estimated fees that have not yet been billed and are pending review with the Audit Committee. Audit fees for 2019 increased over the prior year primarily due to (i) additional testing of internal controls over financial reporting where material weaknesses were identified for both fiscal years 2018 and 2019; (ii) additional testing of financial results due to the material weaknesses and implementation of new accounting standard for revenue recognition (ASC 606); and (iii) additional work related to the accounting for the acquisition of Direct Conversion AB.

(6)
Update to 2018 Fees.    Audit Fees for 2018 have been updated from the number included in the Company's proxy statement for the 2019 Annual Meeting to reflect an increase of $228,849 related to audit fees for the fiscal year 2018 audit that had not yet been billed at the time the proxy statement for the 2019 Annual meeting was mailed.

        The Audit Committee determined that PwC's provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal year 2019 and 2018 in accordance with the pre-approval policy discussed above.

Required Vote

        Ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending October 2, 2020 requires an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of PwC.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board (the "Audit Committee") consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of "independent director" and otherwise qualifies to be a member of the Audit Committee under Nasdaq listing requirements.

        The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2019 Audit Committee meeting.

        As required by the charter, the Audit Committee reviewed the Company's financial statements for fiscal year 2019 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

        In addition, the Audit Committee received the written disclosures and letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2019 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2019.

        Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

        The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for fiscal year 2020. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP's independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PricewaterhouseCoopers LLP's performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Christine A. Tsingos (Chair) Jay K. Kunkel Ruediger Naumann-Etienne Erich R. Reinhardt

 STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

        This table shows as of December 2, 2019: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each NEO and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 1678 S. Pioneer Road, Salt Lake City, Utah 84104. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 2, 2019 by the sum of the 38,494,349 shares of common stock outstanding on December 2, 2019, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 2, 2019.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
Blackrock, Inc.(1)	5,916,732	15.4%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.(2)	3,966,819	10.3%
100 Vanguard Blvd., Malvern, PA 19355
Directors, Nominees for Director and Named Executive Officers
Jocelyn D. Chertoff(3)	8,999	*
Brian W. Giambattista(4)	32,145	*
Kimberley E. Honeysett(5)	58,502	*
Mark S. Jonaitis(6)	133,254	*
Jay K. Kunkel(7)	9,460	*
Ruediger Naumann-Etienne(8)	28,836	*
Erich R. Reinhardt(9)	37,609	*
Walter M Rosebrough, Jr.(10)	17,603	*
Sunny S. Sanyal(11)	717,946	1.9%
Christine A. Tsingos(12)	9,460	*
Clarence R. Verhoef(13)	223,795	*
All directors, nominees for director and executive officers as a group (11 persons)	1,277,609	3.3%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 2, 2019.

(1)
Based on a Schedule 13G/A filed on January 31, 2019, Blackrock, Inc. has sole power to vote 5,824,755 of these shares and sole power to dispose of 5,916,732 of these shares.

(2)
Based on a Schedule 13G/A filed on February 11, 2019, The Vanguard Group, Inc. has sole power to vote 78,055 of these shares, shared power to vote 4,121 of these shares, sole power to dispose of 3,887,554 of these shares, and shared power to dispose of 79,265 of these shares.

(3)
Amount shown includes 8,999 DSUs that have vested but that are subject to deferred distribution.

(4)
Amount shown includes 32,145 shares that may be acquired under exercisable stock options.

(5)
Amount shown includes 56,201 shares that may be acquired under exercisable stock options. Also includes 195 shares held in a trust of which Ms. Honeysett is the trustee.

(6)
Amount shown includes 94,815 shares that may be acquired under exercisable stock options.

(7)
Amount shown includes 9,460 DSUs that have vested but that are subject to deferred distribution.

(8)
Amount shown includes 13,007 DSUs that have vested but that are subject to deferred distribution.

(9)
Amount shown includes 15,074 shares that may be acquired under exercisable stock options and 9,460 DSUs that have vested but that are subject to deferred distribution.

(10)
Amount shown includes 14,000 shares held in a trust of which Mr. Rosebrough is the trustee and 3,603 DSUs that have vested but that are subject to deferred distribution.

(11)
Amount shown includes 675,555 shares that may be acquired under exercisable stock options.

(12)
Amount shown includes 9,460 DSUs that have vested but that are subject to deferred distribution.

(13)
Amount shown includes 201,774 shares that may be acquired under exercisable stock options.

Section 16(a) Compliance

        Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during the 2019 fiscal year was a director or an executive officer or held more than 10% of our common stock filed the required reports on time in fiscal year 2019.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

        Prior to January 28, 2017, we were a wholly-owned subsidiary of Varian Medical Systems, Inc. ("Varian"). On January 28, 2017, Varian completed its spin-off of the Company (the "Spin-off"). As a result of the Spin-off, we became an independent publicly traded company. Because the Spin-off was completed in the middle of a fiscal year, our executives were initially compensated under the Varian executive compensation program, which transitioned to the Varex executive compensation program for fiscal year 2018.

        The discussion in this section provides an overview of, and describes details regarding, the compensation programs for our NEOs and Board in fiscal year 2019. It includes a discussion of our business highlights, our philosophy, programs, governance, along with actual and target compensation received.

        In establishing the executive compensation program for fiscal year 2019, the Compensation Committee continued to review and revise our executive compensation program to better align its targeted results with the Company's business strategy and objectives as a stand-alone, publicly-traded company. In addition to the long-term incentive program outlined in the following paragraph and discussed in further detail elsewhere in this section, similar to fiscal year 2018, the Committee approved an annual cash incentive plan that incorporated financial measures of revenue, free cash flow, and EBITDA performance measures as well as strategic performance measures. The annual cash incentive plan incorporates certain changes for fiscal year 2019, including the use of EBITDA rather than EBITDA margin percentage, and for solution and business line executives, the addition of metrics related to each executive's solution or business line.

        Our three-year long-term incentive program covering fiscal years 2017, 2018, and 2019 was established with the objective of aligning executives with stockholders following the Spin-off. To ensure close alignment, the Compensation Committee approved a partially front-loaded equity grant strategy that established equity grants for fiscal years 2017, 2018, and 2019 as follows: 1) the Company established guideline annual equity values that approximated the median equity values of the identified peer group of companies for each Named Executive Officer; 2) fiscal year 2017 equity grants included the fiscal year 2017 guideline value plus 30% of fiscal year 2018 and fiscal year 2019 guideline values; and 3) fiscal year 2018 and fiscal year 2019 equity grants are offset by the portion front-loaded in fiscal year 2017 so that the cumulative awards made over the three-year period are equal to three times the median annual guideline value. Over the three-year period, the equity award mix was approximately 63% stock options and 37% RSUs. As discussed in further detail below, for 2020, the Committee plans to implement a long-term incentive program comprised of annual grants of time- and performance-based equity awards.

Business Highlights

        In fiscal year 2019, revenues increased from the prior year despite a sizeable tariff-related headwind, and our gross margins and profitability were comparable with the prior year. We believe our business is well positioned for future growth.

        Our key operational and strategic accomplishments during fiscal year 2019 included:

  •
  We completed the acquisition of Direct Conversion AB, which added photon counting digital detector technology to our product portfolio for medical and industrial applications, and we launched a joint venture to develop nanotube technology for X-ray tubes.

  •
  We launched dozens of new or updated X-ray imaging products across all of our solution lines and we exhibited our X-ray imaging products at 33 medical and industrial trade shows held in more than 10 countries. In December 2019, we again attended RSNA, the largest tradeshow event of the year for the medical imaging industry, where we showcased several new products and technologies including a new family of IGZO digital detectors, our new photon counting linear array detectors and a nanotube based X-ray tube.

  •
  In China, we saw good quarterly sequential growth in CT tubes during the year. Our Chinese OEM customers continued to make progress in bringing their CT systems to market and in fiscal year 2019 shipments of our CT tubes to local OEMs more than doubled from the prior year. Consistent with demand from other world markets, about two-thirds of the units shipped were for value and mid-level CT systems. For the fiscal year, 8% of total company revenues were generated by product sales in China.

  •
  During the past fiscal year, we expanded manufacturing and service capabilities at our facilities in China, Germany and the Philippines. Among other things, these global footprint changes are intended to help us mitigate the impact of the trade war between the U.S. and China.

        Our financial results included:

  •
  Revenues increased to $781 million from $773 million in the prior year and continued to grow despite a sizeable tariff-related headwind. Medical revenues declined 1% and Industrial revenues increased 7% from the prior year and as of the end of the fiscal year represented nearly 25% of our total revenues.

  •
  Year over year, we experienced strong revenue growth from oncology, CT, and dental products, as well as industrial imaging products for airport baggage screening and non-destructive testing. We also benefited from five-months of revenues from the acquired photon counting digital detector business. Partially offsetting these gains was a decline in digital detector sales primarily due to a tariff-related reduction in radiographic detector sales in China.

  •
  Our net earnings for fiscal year 2019 were $16 million, or $0.40 per diluted share.

  •
  We ended the year with cash and cash equivalents of $30 million. For the year, we had cash flow from operations of $72 million, spent $73 million to fund the Direct Conversion acquisition and invest in joint ventures, and used $20 million for property plant and equipment. Our total debt outstanding was $395 million compared to $390 million at the end of the prior fiscal year.

2019 Say-on-Pay Advisory Vote on Executive Compensation

        At our 2019 Annual Meeting of Stockholders, approximately 92.4% of the votes cast in the "say-on-pay" advisory vote were "FOR" approval of our proposal. We value this positive endorsement by our stockholders of our 2018 executive compensation policies and believe that the outcome signals our stockholders' support of our compensation program. Consequently, based on these say-on-pay results, we continued our general approach to compensation for fiscal year 2019, specifically our pay for performance philosophy and our efforts to attract, retain, and motivate our named executive officers.

Philosophy of Our Executive Compensation Programs

        The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

  •
  Key Talent.  The pay program should enable the Company to attract and retain individuals with the background, experience, and talent required to lead the development and successful implementation of the Company's business strategy.

  •
  Pay for Performance.  A high proportion of total compensation should be at risk for achievement of annual operating and strategic goals and for long-term value creation for stockholders.

  •
  Stockholder Alignment.  Long-term incentives should be awarded in the form of Company equity to directly align executive interests with those of stockholders.

  •
  Long-term Performance Orientation.  The mix of incentives should place emphasis on long-term sustainable growth and profitability.

  •
  Total Compensation Context.  Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers.

        The Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals and in terms of share price appreciation. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance and our own strategic goals. Our Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Program Overview

        This Compensation Discussion and Analysis section focuses on the following executives who were our NEOs in fiscal year 2019:

Name	Title
Sunny S. Sanyal	President and Chief Executive Officer
Clarence R. Verhoef	Senior Vice President and Chief Financial Officer
Brian W. Giambattista	Senior Vice President and General Manager, Detectors
Kimberley E. Honeysett	Senior Vice President, General Counsel and Corporate Secretary
Mark S. Jonaitis	Senior Vice President and General Manager, X-Ray Sources

        Each program component and the rationale for it are highlighted below:

Component	Purpose and Role
Base salary	• Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.
• Recognize sustained performance, capabilities, job scope, experience, and internal pay equity.
Annual cash incentives	• Motivate and reward achievement of annual financial results that drive stockholder value.
• Reward achievement of strategic goals that provide the foundation for future growth and profitability.
Stock options	• Align executives with stockholders on gains in equity value.
• Encourage retention and long-term thinking through time-based vesting over four years.
Restricted stock units	• Align executives with stockholders through use of equity.
• Encourage executive retention and long-term thinking through time-based vesting over four years.
Executive benefits and perquisites	• Provide the same 401(k) and other benefits as non-executive employees.
• Provide a competitive retirement benefit by allowing executives to defer compensation pursuant to a non-qualified deferred compensation plan.

Pay for Performance

        Our executive compensation programs are heavily weighted towards variable compensation that provides a direct link between corporate performance, stock price and pay outcomes for our executives. Our programs also tie pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. The Compensation Committee regularly assesses our programs to ensure they are aligned with the Company's evolving business strategy and are effective in supporting the Company's talent needs.

  •
  Compensation Mix.  The target total direct compensation ("TDC") of our NEOs is comprised of three elements: base salary, annual incentives, and long-term incentives. As illustrated by the segments in the following graphs*, 81% of the target TDC of our Chief Executive Officer was at-risk and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For our other NEOs as a group, 62% of their target TDC was at-risk.

*    Note: Due to rounding, percentages in the above graphs sum to 101%

  •
  Use of rigorous performance goals in our annual incentive plan.  Target objectives required improvement over fiscal year 2018 results. As a result of our fiscal year 2019 performance and consistent with our pay for performance philosophy, executives earned between 58% and 84% of their target annual cash incentive awards (65% for the Chief Executive Officer and 69% on average for all other NEOs).

  •
  Alignment of realizable pay and stockholders' returns.  The Compensation Committee carefully structures the compensation program to achieve alignment with stockholders, while providing target pay opportunities that are competitive with the market and appropriate to the specific contributions of each executive. Because 81% of our Chief Executive Officer's target TDC is tied to the achievement of operating results and share price performance, it is valuable to assess the pay that is realizable as well as the pay opportunity. Our NEOs' realizable TDC for fiscal year 2019, which includes short-term incentives and the intrinsic value of long-term incentives granted in fiscal year 2019 as of the end of fiscal year 2019, was significantly lower than their fiscal year 2019 target TDC, which demonstrates alignment with stockholders as illustrated below:

	FY 2019 Realizable TDC(1)
												Difference
			Actual Annual Incentive		Option Value		RSU Value			FY 2019 Target TDC(2)
Name	Salary	+		+		+		=	Total		=	($)	(%)
Sunny S. Sanyal	$620,000		$403,000		$0		$947,267		$1,970,267	$3,344,900		$(1,374,633)	(41)%
Clarence R. Verhoef	$385,875		$139,440		$0		$243,095		$768,410	$1,157,626		$(389,216)	(34)%
Brian W. Giambattista	$339,993		$142,800		$0		$160,630		$643,423	$866,984		$(223,561)	(26)%
Kimberley E. Honeysett	$334,425		$126,390		$0		$158,000		$618,815	$852,784		$(233,969)	(27)%
Mark S. Jonaitis	$324,135		$93,740		$0		$153,164		$571,039	$826,545		$(255,506)	(31)%

(1)
FY 2019 Realizable TDC is the sum of salary paid, annual incentive earned, and the intrinsic value of stock options and RSUs granted in fiscal year 2019 based on the closing share price on September 27, 2019 ($28.28).

(2)
FY 2019 Target TDC is the sum of salary paid, target annual incentive, and the grant value of long-term incentives.

  •
  Use of Strategic Goals.  Achievement of team and individual strategic goals represents 25% of the annual cash incentive opportunity for our executive officers. We believe this is a useful metric for rewarding achievement of key milestones in the implementation of our strategy, which includes growing revenue in China, reducing cost of product failure, innovation in our products, successful launch of critical new products, and improvements in quality and operational excellence. The Compensation Committee carefully evaluates management's accomplishments relative to our key strategic goals.

Key Changes for Fiscal Year 2020 Compensation and Governance Programs

        For fiscal year 2020, we plan to implement a new long-term incentive program comprised of time-based RSUs (50%) and performance-based stock options (50%). The RSUs will vest 50% on the second anniversary of the grant date, and 50% on the fourth anniversary of the grant date, subject to continued employment. The performance-based stock options will have an exercise price that is 10% higher than our closing stock price on the date of grant, and will vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter, subject to continued employment.

Executive Compensation Practices Highlights

        A number of practices strengthen the alignment of our executive compensation program with the interests of our stockholders:

What we do		What we don't do
✓	Independent Compensation Committee	×	Routinely target pay above market median
✓	Independent compensation advisor	×	Provide tax gross ups or tax reimbursements
✓	NEOs employed "at will"	×	NEO employment contracts
✓	Robust CEO & NEO stock ownership guidelines	×	Permit directors and NEOs to engage in common stock margining, pledging or hedging
✓	Clawback policy that applies to our annual cash incentive plan and equity incentive plan	×	Provide excessive NEO perquisites
✓	Require NEOs to sell Company stock in the public market through a 10b5-1 trading plan	×	Reprice and repurchase options
✓	Annual compensation review and risk assessment	×	Egregious pension/supplemental NEO retirement plan payouts
✓	Annual stockholder "Say-on-Pay" vote	×	Provide for a liberal change in control definition in individual contracts or equity plans which could result in payments to NEOs without an actual change in control occurring
✓	Award over 50% of long-term incentive value in option awards (over the course of fiscal year 2017 through fiscal year 2019)	×	Change in control severance payments without involuntary job loss or substantial diminution of duties
✓	Place caps on maximum payouts from our annual cash incentive plan	×	Excessive severance/change in control provisions that provide cash payments exceeding two and a half times base salary plus target/average/most recent bonus
✓	Annual review of succession plan

How We Make Compensation Decisions

  Role of the Compensation and Management Development Committee.

        The Compensation Committee oversees the development and administration of our executive compensation programs, including the underlying philosophy and related policies. The Compensation Committee's responsibilities include:

  •
  determining the compensation and performance goals for our Chief Executive Officer after meeting with its independent advisors and discussing with the other independent members of the Board,

  •
  determining the compensation and performance goals for our other Section 16 Officers (as so designated by the Company under Rule 16a-1(f) of the Exchange Act) and vice presidents reporting to the Chief Executive Officer,

  •
  determining a market peer group to ensure our executive compensation programs are competitive,

  •
  performing an annual risk assessment of our executive compensation programs, and

  •
  assessing our executive compensation programs annually to ensure that they are well aligned with the Company's evolving business strategy and are effective in supporting its talent needs.

        Role of the Chief Executive Officer.    The Chief Executive Officer makes recommendations to the Compensation Committee as requested on incentive plan design, financial and strategic performance goals, performance and compensation for other executives, and management transitions and succession. The Chief Executive Officer does not make recommendations regarding his own compensation or Board compensation.

        Role of the Compensation Consultant.    For fiscal year 2019, the Compensation Committee retained FW Cook, a nationally-recognized independent compensation consulting firm, to advise on certain compensation matters. FW Cook does not provide other services to the Company or the Company's management.

        FW Cook advised the Compensation Committee with respect to fiscal year 2019 compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group data, incentive plan design, and relevant Proxy Statement disclosure.

        The Compensation Committee has determined that FW Cook is independent, and the services provided by FW Cook during fiscal year 2019 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

        Setting Executive Compensation.    Generally, in determining base salary, target annual incentives and guidelines for long-term equity awards, the Compensation Committee considers several factors including, but not limited to the executive's:

  •
  role, including the scope and complexity of responsibilities;

  •
  experience and capabilities;

  •
  contributions or responsibilities beyond the typical scope of the role;

  •
  individual performance and internal equity; and

  •
  competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

        Peer Group and Market Analysis.    The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee reviews executive pay relative to the median pay of comparable positions in peer group companies and, as appropriate, compensation survey data. The Compensation Committee's Consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. For the peer group developed during fiscal year 2018 and used for fiscal year 2019 pay decisions, the Compensation Committee approved the deletion of seven peers from the prior year peer group (ABIOMED, Inc., Accuray, Inc., Cognex Corporation, Daktronics, Inc., FLIR Systems, Inc., Masimo Corporation, and National Instruments Corporation) and the addition of seven peers (marked with an asterisk in the table below). The peer group companies compete in the healthcare equipment and supplies, life sciences tools and services, and electronic equipment instruments and components industries that the Compensation Committee believes reflect the competitive market for executive talent similar to that required by the Company.

Analogic Corporation	Merit Medical Systems, Inc.
Angio Dynamics, Inc.	MTS Systems Corporation*
Coherent, Inc.	Natus Medical Incorporated*
CONMED Corporation	Novanta, Inc.
CTS Corporation	NuVasive, Inc.
Integer Holding Corporation (Greatbatch)	Orthofix Medical Inc.*
Integra Life Sciences Holdings Corporation	OSI Systems, Inc.
Luminex Corporation*	Rogers Corporation*
KEMET Corporation*	Wright Medical Group N.V.*

*
New to the peer group.

        At the time the peer group was selected, Varex had annual revenue (based on the most recent four quarters) and market capitalization (as of June 25, 2018) near the median of the peer group. Further detail on the peer group is as follows:

		Peer Group
Company Scope	Varex	25P	Median	75P
Revenue ($M)	763	477	774	1,051
Market Capitalization at time of selection ($M)	1,359	1,175	1,700	2,451

Fiscal Year 2019 Compensation Program and Pay Decisions

        Base Salaries.    The Compensation Committee reviews base salaries of our NEOs annually but primarily adjusts salaries in recognition of significant increases in position responsibilities, demonstrated capabilities, and sustained individual performance. Gaps in internal pay equity or external pay competitiveness are also considered. For fiscal year 2019, the NEOs did not receive a base salary increase from their fiscal year 2018 base salaries, which salaries were effective as of December 16, 2017. Fiscal year 2019 base salaries were as follows:

Name	FY2019 Base Salary
Sunny S. Sanyal	$620,000
Clarence R. Verhoef	$385,875
Brian W. Giambattista	$339,993
Kimberley E. Honeysett	$334,425
Mark S. Jonaitis	$324,135

        Annual Cash Incentives.    Our NEOs receive annual incentives through our Management Incentive Plan ("MIP"), which rewards our executive officers for the achievement of predetermined annual financial and strategic goals. On November 16, 2018, the Compensation Committee set the fiscal year 2019 performance goals under the MIP for the NEOs and certain other executive officers. For fiscal year 2019, the Compensation Committee established a pool of funds equal to 4.0% of our fiscal year 2019 EBIT results (the "MIP Bonus Pool") to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executive officers less than their corresponding maximum share of the MIP Bonus Pool based on the financial performance measures, team and individual strategic goals summarized below. The corresponding maximum share of the MIP Bonus Pool was the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Bonus Pool, which is defined in the table below for each NEO.

        The Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual's salary, at year end corresponding with each individual's position and responsibilities with the Company and competitive pay practices. The target incentive opportunities are reviewed by the Compensation Committee each year. There were no changes to the target incentive opportunity percentages for fiscal year 2019.

		MIP Target		MIP Maximum (lesser of the following)
Name	Base Salary	% of Base Salary	Amount	% of Base Salary	As a % of MIP Bonus Pool
Sunny S. Sanyal	$620,000	100%	$620,000	200%	39%
Clarence R. Verhoef	$385,875	60%	$231,525	120%	15%
Brian W. Giambattista	$339,993	50%	$169,996	100%	10.5%
Kimberley E. Honeysett	$334,425	50%	$167,213	100%	10.5%
Mark S. Jonaitis	$324,135	50%	$162,068	100%	10.5%

        75% of the MIP opportunity is based on financial measures and 25% is based on strategic measures. Both portions have potential funding of between 0% and 200% of target. For fiscal year 2019, for corporate executives (Messrs. Sanyal and Verhoef and Ms. Honeysett), the 75% financial portion is determined by metrics based on overall company performance (revenue, EBITDA, and free cash flow), and for solution and business line executives (Messrs. Giambattista and Jonaitis), the 75% financial portion is determined 50% by metrics based on overall company performance and 50% by metrics related to each executive's solution or business line. The strategic portion includes an Executive Scorecard that applies to all executive officers as well as an individual modifier that is determined based on achievement of pre-established individual goals. The individual modifier applies to all executive officers except for our Chief Executive Officer, who is evaluated entirely on performance against financial measures and the Executive Scorecard. The mechanics for calculating the fiscal year 2019 MIP awards was as follows:

FY 2019 MIP Framework

        Financial Portion—On November 16, 2018, the Compensation Committee set the fiscal year 2019 financial performance goals under the MIP for the NEOs and other officers reporting directly to our CEO, as well as for our Chief Accounting Officer. For fiscal year 2019, the Compensation Committee selected revenue, EBITDA and free cash flow as the equally-weighted financial performance measures applicable to overall Company performance because it believes that these measures drive our stock market value. As noted above, Messrs. Giambattista and Jonaitis also had metrics related to their solution or business line. For these metrics, the Compensation Committee selected solution or business line revenue and contribution margin (gross margin less research and development costs) because it believes these are the best measures of financial success at the solution or business line level. Each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set.

        The payout percentages for the financial metrics were determined in accordance with the tables below. Results between indicated levels in the table are interpolated on a straight line basis.

Financial Goals Applicable for Corporate Executives

		FY 2019 Goals ($M)
							FY 2019 Payout Based on Achievement (% Target)
MIP Financial Component	Weighting (% Total)	Threshold Performance- 50% payout	Target Performance- 100% payout	Maximum Performance- 200% payout	Actual Performance ($M)*	Percentage Achieved
Revenue	25%	$702	$780	$819	$790	101%	127%
EBITDA	25%	$100	$125	$144	$109	87%	55%
Free Cash Flow	25%	$66	$83	$95	$58	70%	0%
Weighted Financial Payout (% of total MIP opportunity):							46%

*
As noted above, calculation of actual performance was subject to certain pre-approved adjustments, including the impact of implementing new or changed accounting rules, restructuring charges, and unbudgeted impacts from tariffs.

Financial Goals Applicable for Solution and Business Line Executives

		FY 2019 Goals ($M)
											FY 2019 Payout Based on Achievement (% Target)
MIP Financial Component	Weighting (% Total)	Threshold Performance- 50% payout		Target Performance- 100% payout		Maximum Performance- 200% payout		Actual Performance ($M)		Percentage Achieved
Corporate Revenue	12.5%	$702		$780		$819		$790		101%	127%
Corporate EBITDA	12.5%	$100		$125		$144		$109		87%	55%
Corporate Free Cash Flow	12.5%	$66		$83		$95		$58		70%	0%
Bus. Line Revenue—Giambattista	18.75%		*		*		*		*	101%	121%
Bus. Line Cont. Margin—Giambattista	18.75%		*		*		*		*	100%	103%
Bus. Line Revenue—Jonaitis	18.75%		*		*		*		*	94%	61%
Bus. Line Cont. Margin—Jonaitis	18.75%		*		*		*		*	84%	46%
Weighted Financial Payout (% of total MIP opportunity):										65% (Giambattista)/ 43% (Jonaitis)

*
Due to potential competitive harm, we do not disclose the solution and business line goals that were applicable to 50% of the financial portion of the MIP for Messrs. Giambattista and Jonaitis. The goals were rigorous and considered difficult to achieve at the time they were set.

        The fiscal year 2019 goals were rigorous, which is illustrated by: 1) the fact that the EBITDA funded below target and free cash flow funded at zero and 2) the following year-over-year growth rates were required to achieve target performance with respect to the company-level metrics. Considering the negative impact tariffs had on our revenue, we believe that the fiscal year 2019 revenue goal represented a meaningful increase over fiscal year 2018.

MIP Financial Component	FY 2018 Actual	FY 2019 Target	% Increase
Revenue ($M)	$773	$780	1%
EBITDA ($M)	$102	$125	23%
Free Cash Flow ($M)	$69	$83	20%

        Executive Scorecard Portion—On November 16, 2018, the Compensation Committee approved the executive scorecard goals (the "Executive Scorecard"). Components of, and related actual achievement for, the Executive Scorecard portion of the MIP, which was weighted as 25% of the total annual incentive opportunity, were as follows:

MIP Executive Scorecard Component	Weighting (% Total)	FY 2019 Payout Based on Achievement (% Target)
Grow Revenue in China	10%	46%
Drive Innovation	10%	100%
On-Time Delivery	5%	92%
Weighted Executive Scorecard Payout (% of total MIP opportunity):		19%

        The China revenue growth component of the Executive Scorecard did not reach our rigorous goal due to OEM customer delays in ramping up CT production and lower sales of non-OEM aftermarket tube products. However, our engineering programs (drive innovation) and on-time delivery results were at or near our targets.

        Fiscal Year 2019 Payouts—The Compensation Committee evaluated the performance of Mr. Sanyal and determined his award for achieving the goals in its sole discretion. The Compensation Committee reviewed their recommendation with the full Board. Mr. Sanyal submitted recommendations with respect to each of the other NEOs based on their achievement of individual goals in addition to the scoring of the Financial and Executive Scorecard potions of the MIP. Mr. Verhoef's individual goals related to creating an investor relations strategy, ensuring regulatory financial compliance, and supporting a healthy capital structure. Mr. Giambattista's individual goals related to the oversight of x-ray detector plants and products in various stages of product life. Ms. Honeysett's individual goals related to controlling legal department costs, enabling customer success via legal support, expanding diversity programs, and supporting a culture of compliance. Mr. Jonaitis' individual goals related to the ensuring the success of certain projects and relationships in China, as well as developing and bringing certain products to market.

        Final determination of awards was made by the Compensation Committee, with payouts as calculated in the following table:

        Long-Term Incentive Compensation.    An important objective of our compensation program is aligning the interests of our executive officers with those of our stockholders. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards. We also believe that equity compensation helps motivate executive officers to drive long-term profitable growth because they will be rewarded with increased equity value and assists in the retention of executive officers who may have significant value in unvested equity awards.

        Our long-term incentive program was put into place in fiscal year 2017 with the objective of aligning executives with stockholders following the Spin-off without granting excessive compensation opportunities. It is a three-year program covering awards made in fiscal years 2017 through 2019 (the "Fiscal 2017 through 2019 LTI Program"). The program includes a partially front-loaded equity grant strategy, whereby: 1) the Compensation Committee established guideline annual equity values for each Named Executive Officer; 2) fiscal year 2017 equity grants included the fiscal year 2017 guideline value plus 30% of fiscal year 2018 and fiscal year 2019 guideline values; and 3) fiscal year 2018 and fiscal year 2019 equity grants are offset by the portion of front-loaded grants made in fiscal year 2017 so that the cumulative awards made over the three-year period are equal to three times the average annual guideline value. Over the three years in total, the resulting equity award mix was approximately 63%

stock options and 37% RSUs. All awards were granted under the Company's 2017 Stock Plan. The Fiscal 2017 through 2019 LTI Program is illustrated as follows:

Illustration of Fiscal 2017 - 2019 LTI Program

        Executive officers' annual guideline LTI values are established as a percentage of salary, which in fiscal year 2019 was 485% for Mr. Sanyal, 200% for Mr. Verhoef, and 150% for Messrs. Giambattista and Jonaitis and Ms. Honeysett.

        Stock options granted to the NEOs under the Fiscal 2017 through 2019 LTI Program vest over four years, with 25% of the shares covered by the stock option vesting one year after grant and the remainder vesting in equal monthly increments over the following 36-month period.

        RSUs granted to the named executive officers under the Fiscal 2017 through 2019 LTI Program vest over four years, with 25% of the shares covered by the award vesting on each of the first four anniversaries of the grant date.

        Vesting of the stock option and RSU awards will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed or continued or upon termination or change in control.

        Set forth below are the individual NEO annual and guideline LTI grant values under the Fiscal 2017 through 2019 LTI Program:

	LTI Grant Value
Name	FY 2017(1)(2)		+	FY 2018	+	FY 2019	=	Total (FY 2017 - 2019)			=	3-Year Avg. Guideline
Sunny S. Sanyal	$4,655,993			$2,104,864		$2,104,888		$8,865,745	÷	3 years		$2,955,248
Clarence R. Verhoef	$1,200,010			$540,195		$540,192		$2,280,399	÷	3 years		$760,132
Brian W. Giambattista	$471,000	(3)		$356,973		$356,954		$1,184,927	÷	3 years		$394,976
Kimberley E. Honeysett	$649,986			$327,698		$351,108		$1,328,792	÷	3 years		$442,931
Mark S. Jonaitis	$756,221			$340,311		$340,334		$1,436,866	÷	3 years		$478,955

(1)
Includes partial front load of FY 2018 and FY 2019 LTI awards.

(2)
Excludes grant value of Varian awards converted into Varex awards at the time of Spinoff.

(3)
Fiscal year 2017 award was pro-rated due to partial year of employment.

        The NEOs fiscal year 2019 awards, as granted under the Fiscal 2017 through 2019 LTI Program, were granted in an equal mix of stock options and RSUs, as summarized in the table below. The grant date fair value of each award was determined using the Black-Scholes model for stock options and was based on the closing price of the Company's common stock on the date of grant for RSUs. Additional information about equity awards granted in fiscal year 2019 is provided below in the Grants of Plan-Based Awards table.

	FY19 LTI Grant Value
Name	Stock Options	+	RSUs	=	Total
Sunny S. Sanyal	$1,052,444		$1,052,444		$2,104,888
Clarence R. Verhoef	$270,106		$270,086		$540,192
Brian W. Giambattista	$178,488		$178,466		$356,954
Kimberley E. Honeysett	$175,564		$175,544		$351,108
Mark S. Jonaitis	$170,163		$170,171		$340,334

        Other Elements of Executive Compensation.    Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

        Deferred Compensation Plan.    NEOs and other highly compensated U.S. employees may make voluntary contributions to the Varex Imaging Corporation 2016 Deferred Compensation Plan (the "DCP"). The Company currently does not contribute into the DCP.

        Group Benefits and Other Perquisites.    Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees such as group life insurance and company matching of 401(k) contributions of 100% of contributions up to 6% of eligible compensation. In addition, the Chief Executive Officer and the Chief Financial Officer can be reimbursed for financial counseling expenses of up to $10,000 and other NEOs up to $7,500. In addition, all NEOs are eligible to receive reimbursement of up to $4,000 for an executive physical.

        The Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites.

        Change in Control Agreements.    We currently have change-in-control agreements with all our NEOs. We entered into these agreements to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive's cash and equity compensation.

        Each change-in-control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include tax gross up payments for excise taxes imposed by Section 4999 of the Code.

        The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are "double-trigger" meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

  (1)
  Be terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

  (2)
  Terminate employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

        For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to "—Potential Payments upon Termination or Change in Control" below.

Executive Compensation Governance Policies

        Stock Ownership Guidelines.    As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
CFO	3x
Other corporate officers	1x

        The program counts owned shares and unvested RSUs towards the guideline. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase, or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming a NEO. As of the date of this Proxy Statement, all the NEOs met the guidelines or were on track to comply in the relevant timeframe.

        Recoupment (or "Clawback") Policy.    The Board has adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. This recoupment policy is incorporated into the provisions of our MIP and 2017 Stock Plan as well as the 2020 Stock Plan, which is subject to stockholder approval at the Annual Meeting.

        Prohibition on Hedging or Pledging Company Securities and Insider Trading Policy.    The Board has approved a corporate insider trading policy to prohibit executive officers and directors from purchasing Company securities on margin, holding Company securities in a margin account, borrowing against any account in which Company securities are held or otherwise pledging Company securities as collateral for a loan. For all other employees subject to the quarterly blackout period under the insider trading policy, which includes business unit general managers, and other employees who have access to, or assist in compiling, company financial data, purchases on margin and the pledging of or borrowing against Company securities are not strictly prohibited, but such activities are strongly discouraged and advance consultation with the Company's Legal Department is required. The insider trading policy also prohibits officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls or other derivatives on an exchange or in any other organized market and other hedging transactions. In addition, our NEOs are required to sell Company stock through a 10b5-1 trading plan.

        Equity Grant Practices.    The Compensation Committee typically approves grants of equity awards to selected newly-hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire.

        Special grants to continuing employees, such as for promotions or retention purposes, are typically approved on the date of the first regularly scheduled quarterly Compensation Committee meeting following the recommendation to make a special grant. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us.

        The date of grant of an equity award is the date of approval by the Compensation Committee. However, if on any date of grant our trading "blackout" is in effect or if our management knows of material, non-public information about the Company, any equity awards to be made will be granted effective as of the close of the business day after the "blackout" expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our standard quarterly "blackout" period begins two weeks prior to the end of each fiscal quarter (i.e. before the stock markets open on the second Monday prior to the last day of each fiscal quarter) and ends two full business days after the Company publicly releases its quarterly financial and operational results for the quarter.

        The exercise price of our stock options is the closing price of our common stock on Nasdaq on the date of grant. If the date of grant falls on a day upon which Nasdaq is closed, then the exercise price is the closing price of our common stock on the next trading date. The 2017 Stock Plan and the 2020 Stock Plan explicitly prohibit the repricing of stock options without prior stockholder approval.

        Compensation Risk Management.    The Compensation Committee's annual review and approval of the Company's compensation philosophy and strategy includes the review of compensation-related risk. In fiscal year 2019, the Compensation Committee's consultant reviewed the Company's compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee's consultant reported that the Company's compensation programs are designed using an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight and discretion by the Compensation Committee.

        The report also determined that the Company's principal sales incentive plan is based on measurable and verifiable goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

        The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this Compensation Discussion and Analysis section safeguard against excessive risk taking:

  •
  Stock ownership requirements,

  •
  Recoupment policy,

  •
  Prohibitions on executive officers and other employees subject to the quarterly blackout period engaging in any speculative transactions in Company securities, such as hedging,

  •
  Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan,

  •
  Executive bonus payouts are based in large part on financial performance metrics that drive stockholder value, and

  •
  All equity awards have vesting requirements that align employees' interests with stockholders.

        Tax Deductibility.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report.

        The Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Varex Imaging Corporation (the "Company") has reviewed and discussed with management the "Compensation Discussion and Analysis" section of the Proxy Statement for the 2020 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2020 Annual Meeting of Stockholders and Annual Report on Form 10-K.

    Walter M Rosebrough, Jr. (Chair)
    Jocelyn Chertoff
    Jay Kunkel
    Ruediger Naumann-Etienne

Summary Compensation Table

        The following table sets forth certain information about the compensation of the NEOs for each of the years during which such individuals were NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Sunny S. Sanyal	2019	620,000	468	(5)	1,052,444	1,052,444	403,000	—	36,765	3,165,121
President and Chief Executive	2018	615,769	—		1,052,416	1,052,448	256,665	—	24,134	3,001,432
Officer	2017	567,408	—		1,164,008	4,160,806	630,000	—	37,414	6,559,636
Clarence R. Verhoef	2019	385,875	198	(5)	270,086	270,106	139,440	—	26,500	1,092,205
SVP and Chief Financial	2018	383,575	714	(5)	270,088	270,107	71,652	—	28,906	1,025,042
Officer	2017	361,114	—		300,015	1,057,403	247,500	—	123,439	2,089,471
Brian W. Giambattista	2019	339,993	1,487	(5)	178,466	178,488	142,800	—	17,750	858,964
SVP and General Manager—X-Ray Detectors	2018	337,966	—		178,488	178,485	83,522		14,970	793,431
Kimberley E. Honeysett	2019	334,425	462	(5)	175,544	175,564	126,390	—	20,400	832,785
SVP, General Counsel and	2018	332,433	208	(5)	163,834	163,864	77,959	—	20,504	758,802
Corporate Secretary	2017	310,491	25,000		162,486	487,500	178,750	—	352,515	1,516,742
Mark S. Jonaitis	2019	324,135	196	(5)	170,171	170,163	93,740	—	19,255	777,660
SVP and General Manager—X-Ray Sources

(1)
This column represents the aggregate grant date fair value of RSU awards granted to the NEOs by the Company during fiscal years 2019, 2018 and 2017, computed in each case in accordance with Accounting Standards Codification ("ASC") 718, "Compensation—Stock Compensation" ("ASC 718"). The grant date fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. See the notes entitled "Summary of Significant Accounting Policies" and "Employee Stock Plan" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year in which the stock award was made for additional discussion of the valuation of our stock awards. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(2)
This column represents the aggregate grant date fair value of stock option awards granted to the NEOs during each fiscal year, computed in each case, in accordance with ASC 718. The assumptions used to calculate these amounts are set forth in the notes entitled "Summary of Significant Accounting Policies" and "Employee Stock Plan" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(3)
This column represents annual cash incentives earned for fiscal year 2019 referred to in this Proxy Statement as the MIP and as discussed in "Compensation Discussion and Analysis—Fiscal Year 2019 Compensation Program and Pay Decisions—Annual Cash Incentives."

(4)
Set forth in the table below are the material components of the "All Other Compensation" column for fiscal year 2019.

Name	Company Contributions to 401(k)(a)	Other(b)
Sunny S. Sanyal	$16,500	$20,265
Clarence R. Verhoef	$16,500	$10,000
Brian W. Giambattista	$16,500	$1,250
Kimberley E. Honeysett	$16,500	$3,900
Mark S. Jonaitis	$16,500	$2,755

(a)
Amount represents Company matching contributions to the NEO's contributions to the Company's 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings.

(b)
Amount includes reimbursement of financial counseling expenses for Mr. Sanyal, Mr. Verhoef, Mr. Giambattista, Ms. Honeysett and Mr. Jonaitis and health physicals for Ms. Honeysett and Mr. Jonaitis.
(5)
Represents a years of service award for Mr. Sanyal and a wellness appreciation cash bonus award given to, Ms. Honeysett. Through the Company's internal discretionary spot bonus program, Messrs. Verhoef and Jonaitis received recognition.

Grants of Plan-Based Awards for 2019

        The following table provides information on plan-based awards made in fiscal year 2019 to each of our NEOs:

						All Other Option Awards: # of Securities Underlying Options(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: # of Shares of RSUs(2)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date
Name		Threshold(1)	Target(1)	Maximum(1)
Sunny S. Sanyal		$232,500	$620,000	$1,240,000
	2/15/2019				33,496			$1,052,444
	2/15/2019					103,282	$31.42	$1,052,444
Clarence R. Verhoef		$86,822	$231,525	$463,050
	2/15/2019				8,596			$270,086
	2/15/2019					26,507	$31.42	$270,106
Brian W. Giambattista		$63,749	$169,996	$339,993
	2/15/2019				5,680			$178,466
	2/15/2019					17,516	$31.42	$178,488
Kimberley E. Honeysett		$62,705	$167,213	$334,425
	2/15/2019				5,587			$175,544
	2/15/2019					17,229	$31.42	$175,564
Mark S. Jonaitis		$63,669	$162,068	$324,135
	2/15/2019				5,416			$170,171
	2/15/2019					16,699	$31.42	$170,163

(1)
These columns represent the potential awards under our MIP for fiscal year 2019 as further discussed in "—Compensation Discussion and Analysis—Fiscal Year 2019 Compensation Program and Pay Decisions—Annual Cash Incentives". The dollar value of the actual bonus award earned for fiscal year 2019 for each NEO is set forth in the Summary Compensation Table (refer to "—Summary Compensation Table" above). As such, the amounts set forth in this column do not represent the actual compensation earned by any of the NEOs for fiscal year 2019.

(2)
Each RSU award was granted under the 2017 Stock Plan and vests in four equal annual increments beginning on February 15, 2020. Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "—Potential Payments Upon Termination or Change in Control."

(3)
Each stock option award was granted under the 2017 Stock Plan at an exercise price equal to the closing price (fair market value) of the underlying shares on the grant date and will expire seven years from the grant date, unless NEO employment with the Company or an affiliate terminates earlier. One-fourth of the stock option grant vests on February 15, 2020 and the remainder vests monthly during the following 36-month period. Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "—Potential Payments Upon Termination or Change in Control."

(4)
This column represents the aggregate grant date fair value of RSU and stock option grants to the NEOs computed in accordance with ASC 718. The grant date fair value for RSU awards granted in fiscal year 2019 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. The assumptions used to calculate the grant date fair value of each stock option grant are set forth under the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2019. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2019:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sunny S. Sanyal	2/21/2014	111,330	(5)	—		27.77	2/21/2021	—		—	—	—
	2/13/2015	70,503	(6)	—		30.74	2/13/2022	—		—	—	—
	2/12/2016	80,280	(7)	—		25.17	2/12/2023	—		—	—	—
	2/16/2017	12,467	(8)	—		31.08	2/16/2024	—		—	—	—
	2/16/2017	34,889	(9)	—		31.08	2/16/2024	—		—	—	—
	2/16/2017	34,254	(9)	—		31.08	2/16/2024	—		—	—	—
	2/16/2017	256,089	(10)	140,436	(10)	31.08	2/16/2024	—		—	—	—
	2/15/2018	35,274	(12)	53,841	(12)	37.10	2/15/2025	—		—	—	—
	2/15/2019	—		103,282	(13)	31.42	2/15/2026	—		—	—	—
	2/16/2017							18,726	(14)	529,571	—	—
	2/15/2018							21,276	(16)	601,685
	2/15/2019							33,496	(17)	947,267	—	—

		635,086		297,559				73,498		2,078,523	—	—

Clarence R. Verhoef	11/9/2012	21,047	(4)	—		$22.84	11/9/2019	—		—	—	—
	2/21/2014	22,063	(5)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	27,116	(6)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	47,786	(7)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	4,795	(8)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	14,537	(9)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	66,002	(10)	36,195	(10)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	9,053	(12)	13,818	(12)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	—		26,507	(13)	$31.42	2/15/2026	—		—	—	—
	2/16/2017							4,827	(14)	136,508	—	—
	2/15/2018							5,460	(16)	154,409
	2/15/2019							8,596	(17)	243,095	—	—

		212,399		76,520				18,883		534,012	—	—

Brian W. Giambattista	5/25/2017	21,792	(11)	15,567	(11)	$34.13	5/15/2024			—	—	—
	2/15/2018	5,982	(12)	9,131	(12)	$37.10	2/15/2025			—	—	—
	2/15/2019	—		17,516	(13)	$31.42	2/15/2026			—	—	—
	5/25/2017							1,725	(15)	48,783	—	—
	2/15/2018							3,609	(16)	102,063	—	—

	2/15/2019							5,680	(17)	160,630

		27,774		42,214				11,014		311,476	—	—

Kimberley E. Honeysett	2/12/2016	9,189	(7)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	35,751	(10)	19,606	(10)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	5,492	(12)	8,383	(12)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	—		17,229	(13)	$31.42	2/15/2026	—		—	—	—
	2/16/2017							2,614	(14)	73,924	—	—

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	2/15/2018							3,312	(16)	93,663
	2/15/2019							5,587	(17)	158,000	—	—

		50,432		45,218				11,513		325,588	—	—

Mark S. Jonaitis	11/9/2012	13,530	(4)	—		$22.84	11/9/2019	—		—	—	—
	2/21/2014	13,790	(5)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	12,472	(6)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	14,703	(7)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	41,581	(10)	22,803	(10)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	5,703	(12)	8,706	(12)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	—		16,699	(13)	$31.42	2/15/2026	—		—	—	—
	2/16/2017							3,041	(14)	85,999	—	—
	2/15/2018							3,440	(16)	97,283
	2/15/2019							5,416	(17)	153,164	—	—

		101,779		48,208				11,897		336,446	—	—

(1)
For stock options and RSU awards reflected in these columns, vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context. In addition, unvested stock option and RSU awards originally granted by Varian will continue to vest according to the original vesting schedule if the NEO terminates his or her employment due to retirement. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "Potential Payments Upon Termination or Change in Control."

(2)
All stock option awards are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of the Company's common stock on the date of grant.

(3)
This column is based on the closing price of the Company's common stock as of September 27, 2019 ($28.28).

(4)
These stock options fully vested on 11/11/2015 based on a vesting schedule that provided for 33 1/3% vesting on 11/9/2013 and pro rata monthly vesting thereafter.*

(5)
These stock options fully vested on 2/21/2017 based on a vesting schedule that provided for 33 1/3% vesting on 2/21/2015 and pro rata monthly vesting thereafter.*

(6)
These stock options fully vested on 2/13/2018 based on a vesting schedule that provided for 33 1/3% vesting on 2/13/2016 and pro rata monthly vesting thereafter.*

(7)
These stock options fully vested on 2/12/2019 based on a vesting schedule that provided for 33 1/3% vesting on 2/12/2017 and pro rata monthly vesting thereafter.*

(8)
These stock options fully vested on 2/16/2018 based on a vesting schedule that provided for 100% vesting on such date.

(9)
These stock options fully vested on 2/16/2019 based on a vesting schedule that provided for 100% vesting on such date.

(10)
These stock options are scheduled to fully vest on 2/16/2021 based on a vesting schedule that provides for 25% vesting on 2/16/2018 and pro rata monthly vesting thereafter.

(11)
This stock option is scheduled to fully vest on 5/25/2021 based on a vesting schedule that provides for 25% vesting on 5/25/2018 and pro rata monthly vesting thereafter.

(12)
These stock options are scheduled to fully vest on 2/15/2022 based on a vesting schedule that provides for 25% vesting on 2/15/2019 and pro rata monthly vesting thereafter.

(13)
These stock options are scheduled to fully vest on 2/15/2023 based on a vesting schedule that provides for 25% vesting on 2/15/2020 and pro rata monthly vesting thereafter.

(14)
The unvested portion of this RSU award is scheduled to vest as follows: 25% on 02/15/2020 and the remaining 25% on 02/15/2021.

(15)
The unvested portion of this RSU award is scheduled to vest as follows: 25% on 05/25/2020 and the remaining 25% on 05/25/2021.

(16)
The unvested portion of this RSU award is scheduled to vest as follows: 25% vests on 02/15/2020; 25% on 02/15/2021 and the remaining 25% on 02/15/2022.

(17)
The unvested portion of this RSU award is scheduled to vest as follows: 25% on 02/15/2020; 25% on 02/15/2021, 25% on 02/15/2022 and the remaining 25% on 02/15/2023.

*
This stock option award was originally granted by Varian and covered shares of Varian's common stock but was converted into a stock option award covering shares of the Company's common stock in connection with the Spin-off.

Option Exercises and Stock Vested

        The following table sets forth the number of shares of the Company's common stock acquired by NEOs through stock option exercises and vesting of RSUs during fiscal year 2019. In addition, the table presents the value realized upon such exercises or vesting, as calculated, in the case of stock options, based on the difference between the market price of the Company's common stock at exercise and the option exercise price and, in the case of RSUs, based on the closing price per share of the Company's common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sunny S. Sanyal	—	—	19,210	$603,578
Clarence R. Verhoef	—	—	7,104	$223,208
Brian W. Giambattista	—	—	2,065	$62,932
Kimberley E. Honeysett	—	—	3,516	$110,473
Mark S. Jonaitis	—	—	4,433	$139,285

Nonqualified Deferred Compensation

        The following table sets forth contributions, earnings and distributions during fiscal year 2019, and account balances as of September 27, 2019 for each of the NEOs under (i) our nonqualified DCP and (ii) the now frozen deferred compensation plan that they participated in at Varian prior to the Spin off:

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Sunny S. Sanyal	DCP	$16,692	—	$6,315	—	$147,154
	Frozen DCP	—	—	$4,165		$110,530
Clarence R. Verhoef	DCP	$115,762	—	$8,520	—	$341,948
	Frozen DCP	—	—	$10,460	—	$547,093
Brian W. Giambattista	DCP	$45,768	—	$11,745	—	$183,883
Kimberley E. Honeysett	Frozen DCP	—	—	$512	—	$23,429
Mark S. Jonaitis	Frozen DCP	—	—	$4,956	—	$1,187,234

(1)
These amounts represent the respective executive contributions attributable to fiscal year 2019, which were included in the "Salary" column of the Summary Compensation Table for fiscal 2019.

(2)
There were no Company contributions.

(3)
None of the earnings in this column are included in the Summary Compensation Table (refer to "—Summary Compensation Table" above) because they were not preferential or above market.

        In October 2016, the Board approved the DCP and it became effective beginning with deferral elections made by eligible participants during the open enrollment period commencing November 1, 2016. In addition, the DCP assumed certain deferred compensation obligations from the Varian 2005 Deferred Compensation Plan in connection with the Spin-off. The Company also maintains the Varex Imaging Corporation Frozen Deferred Compensation Plan (the "Frozen DCP"), which assumed certain pre-Spin-off deferred compensation obligations from the Varian Frozen Deferred Compensation Plan. No deferrals have been made under the Frozen DCP.

        The DCP is designed to allow a select group of management and highly compensated employees, including its executive officers, to defer receipt of a specified percentage of their base salaries (up to 50%) and its non-employee directors to defer receipt of their director fees (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the DCP. Deferred amounts under the DCP and Frozen DCP will be unfunded and unsecured obligations and will be subject to the claims of the Company's creditors. The payment of DCP and Frozen DCP benefits will be funded by its general assets, which may be held in a rabbi trust for this purpose.

        Amounts deferred by a participant into the DCP and any employer contributions are credited to an unfunded bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds daily.

        Under the DCP, a participant will be permitted to make separate distribution elections with respect to each year's deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 10 years following termination of employment. Deferrals also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election, and such deferrals will be paid in the form of a lump sum. Under the DCP, amounts credited as Company contributions are paid in the form of a lump sum following a participant's separation from service.

        Under the Frozen DCP, upon retirement, a participant's accounts will be paid in a single lump-sum payment or in installment payments of up to 15 years following retirement, as elected by the participant in accordance with the terms of the plan. Upon a pre-retirement termination of employment, a participant's accounts will be paid in a lump sum (or if they equal or exceed $50,000 in the aggregate, in up to five annual installments if approved by the plan committee). Deferrals under the Frozen DCP also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. Special rules also apply to distributions following a participant's death or disability.

        The DCP and Frozen DCP may be terminated by action of the Board. In the case of the DCP, upon termination, benefits will be distributed as soon as the plan and Section 409A of the Code permit. In the case of the Frozen DCP, upon termination, payments will generally be made in a lump sum but may be made in annual installments of up to fifteen years for plan terminations covering all participants that occur prior to a change in control, in each case, except as would cause plan benefits to become subject to Section 409A of the Code.

Potential Payments upon Termination or Change in Control

        In January 2017 (May 2017 for Mr. Giambattista), each of the NEOs entered into a Change in Control Agreement ("CIC Agreement") that was approved by our Board. Under the CIC Agreements,

if the Company terminates the NEO's employment other than by reason of death, disability, retirement or "cause", or if the NEO voluntarily terminates for "good reason", in either case, within 60 days prior to, or 18 months following, a change in control of the Company, then the NEO will be entitled to:

  (i)
  a lump sum severance payment,

  (ii)
  a lump sum payment equal to a pro-rata portion of the NEO's target bonus under the Company's annual incentive plan,

  (iii)
  full vesting of all outstanding stock options and stock awards, and

  (iv)
  up to 18 months of Company paid COBRA premiums; provided, however, that if the payment of COBRA premiums is not permitted by applicable law, the NEO will instead receive a taxable lump sum payment equal to 18 months of COBRA premiums.

        The amount of the lump sum severance payment in the case of each of the NEOs will be equal to a multiple of the sum of: (A) the NEO's base salary and (B) the greater of (x) the NEO's most recently established target annual bonus under the Company's annual cash incentive plan and (y) the average annual cash incentive that was paid to the NEO in the three fiscal years ending prior to the date of termination under the Company's annual cash incentive plan or Varian's annual cash incentive plan. The severance multiple for Mr. Sanyal is 2.5 and the severance multiple for other NEOs is 2.0. If the NEO has not completed at least three full fiscal years of service with the Company prior to the NEO's termination date, then the amount determined in (y) above will be based on the average annual cash incentive for the number of full fiscal years that the NEO has completed.

        As a condition to receiving such severance benefits, an NEO must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of 12 months, complying with certain non-solicitation and non-competition provisions that are set forth in the NEO's CIC Agreement.

        In addition, if within 18 months after a change in control, the NEO incurs a separation from service by reason of the NEO's death or disability, the NEO or, if applicable, the NEO's estate will be entitled to death or long-term disability benefits from the Company no less favorable than the most favorable benefits to which the NEO would have been entitled had the death or disability occurred at any time during the period commencing one year prior to the change in control under the plans of the Company.

        The CIC Agreements with the NEOs do not provide for tax gross-ups of payments subject to the "golden parachute" excise tax under Section 4999 of the Code. Each CIC Agreement instead contains a "better after-tax" provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Post-Spin-Off Equity Grants

        Under the 2017 Stock Plan, except as otherwise provided in the NEOs' equity agreements, in the event of certain corporate transactions, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the consummation of the transaction, provided that holders of stock options will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options before the termination of such awards.

        The NEOs' equity agreements under the 2017 Stock Plan provide that if the applicable NEO's employment terminates due to death or disability, his or her unvested stock option and RSU awards will fully vest upon such termination. Stock options may be exercisable for up to three years from the date his or her employment terminates due to death and one year from the date his or her employment terminates due to disability, unless in each case the stock option term expires earlier.

Potential Payments Table

        The table below reflects the value of compensation and benefits that would become payable to each of the NEOs if (i) a change in control occurred on September 27, 2019 and the NEO experienced a qualifying termination of employment on that date, (ii) a corporate transaction occurred on September 27, 2019 and the NEO's equity awards are not assumed, continued or substituted, or (iii) the NEO died or experienced a qualifying disability on September 27, 2019. These amounts are based upon the NEO's compensation as of such date and on the Company's closing stock price of $28.28 on September 27, 2019 and do not take into account the "better after-tax" provision in the CIC Agreements.

        These benefits are in addition to the benefits under then-exercisable stock options, the benefits under the DCP which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company's broad based 401(k) plan. In addition, because none of the NEOs were of retirement age on September 27, 2019, the table does not include any retirement benefits that would become payable to each of the NEOs.

        The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

  •
  Cash Severance Benefit:  Cash severance equal to 2.5 times (Sanyal) and 2.0 (all others) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years.

  •
  Annual Bonus:  A lump sum pro-rata bonus at target for the applicable performance period when termination occurs.

  •
  Benefits Continuation:  Costs for benefits continued for 18 months including: Medical, dental and vision insurance.

  •
  Equity Awards:  Each outstanding equity award to all employees under the 2017 Omnibus Stock Plan that is subject to vesting provisions will vest in full.

  •
  Excise Tax:  Each change -in -control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The cash severance amount in the table below does not contain any reduction in cash severance under this provision.

        The actual amounts that would be paid in such circumstances can be determined only at the time of any such event. Due to a number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price, the executive's current base salary, and the "better after-tax" provision in the CIC Agreements.

Potential Payments upon Termination of Employment in Connection with a Change in Control

Name	Cash Severance	Benefit Continuation	Options(1)(2)	RSUs(1)	Total
Sunny S. Sanyal	$3,100,000	$31,387	$306,449	$2,078,523	$5,516,359
Clarence R. Verhoef	$1,234,800	$27,658	$274,362	$534,011	$2,070,831
Brian W. Giambattista	$1,019,979	$22,114	$0	$369,874	$1,411,967
Kimberley E. Honeysett	$1,003,275	$31,387	$28,578	$325,588	$1,388,828
Mark S. Jonaitis	$972,405	$39,274	$126,362	$336,447	$1,474,488

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of September 27, 2019 ($28.28).

(2)
Includes options originally granted by Varian that were converted to Varex options.

Potential Payments upon Death or Disability

Name	Options(1)(2)	RSUs(1)(2)	Total
Sunny S. Sanyal	$306,449	$2,078,523	$2,384,972
Clarence R. Verhoef	$274,362	$534,011	$808,373
Brian W. Giambattista	$0	$369,874	$369,874
Kimberley E. Honeysett	$28,578	$325,588	$354,166
Mark S. Jonaitis	$126,362	$336,447	$462,809

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of September 27, 2019 ($28.28).

(2)
Includes options originally granted by Varian that were converted to Varex options.

Compensation of Directors

        This section provides information regarding our director compensation policy for non-employee directors and the amounts paid and equity awards granted to these directors in fiscal year 2019. Our non-employee director compensation policy is designed to provide the appropriate amount and form of compensation to our non-employee directors. Directors who are employees (i.e., Mr. Sanyal) receive no compensation for their services as directors.

        After a competitive review against our peer group (the same group that was used for purposes of fiscal year 2019 executive compensation decisions), the Board of Directors approved the following changes to our director compensation program in fiscal year 2019: meeting fees were eliminated, and committee chair retainers were increased to better align with peers.

Component	Description
Annual Retainer	• $65,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Non-Executive Board Chair Retainer	• Additional $40,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Member Retainer
—Audit	• $15,000 in cash
—Compensation & Management Development	• $8,000 in cash

Component	Description
—Nominating & Corporate Governance	• $7,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Chair Retainers
—Audit	• $30,000 in cash
—Compensation & Management Development	• $18,000 in cash
—Nominating & Corporate Governance	• $15,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Annual Equity

•

On or about the Company's annual meeting of stockholders, non-employee directors will receive an annual award of DSUs with a grant date fair value of $160,000, and the non-employee chair of the Board of Directors will receive an additional annual award of DSUs with a grant date fair value of $60,000. For fiscal year 2019, the annual grant was made on February 14, 2019

•

DSUs vest 100% after the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders that occurs after the grant date, subject to the applicable director's continued service; provided however, that such DSUs will vest in full upon the earlier of (i) a termination of service due to the applicable director's death, disability, retirement or (ii) a change in control of the Company

•

The DSUs will generally be settled for shares of the Company's common stock on the earlier of (i) the applicable director's termination of service for any reason, (ii) the third anniversary of the date of grant, (iii) a change in control of the Company or (iv) the applicable director's death

Share Ownership Guidelines	• Each non-employee director is expected to own shares valued at five times the annual Board service retainer fees
• Shares underlying DSU awards held by the non-employee directors (whether or not vested) will be counted toward satisfaction of the guidelines

•

Ownership levels must be achieved within five years from the date upon which an individual becomes a non-employee director; all non-employee directors have met the guidelines or are on track to do so within five years of joining the Board

        Non-employee directors may elect to defer their cash retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion in "—Nonqualified Deferred Compensation" above for more information.

        The following table sets forth the compensation received by each non-employee director during fiscal year 2019 (note that all directors are reimbursed for reasonable out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors' education programs):

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jocelyn Chertoff	$80,000	$159,975	—	—	$239,975
Jay K. Kunkel	$93,500	$159,975	—	—	$253,475
Ruediger Naumann-Etienne	$128,000	$219,974	—	—	$347,974
Erich R. Reinhardt	$93,500	$159,975	—	—	$253,475
Walter M Rosebrough, Jr.	$85,000	$159,975	—	—	$244,975
Christine A. Tsingos	$99,500	$159,975	—	—	$259,475

(1)
This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2019, computed in accordance with ASC 718. The grant date fair value for DSU awards granted in 2019 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

        The following table sets forth the aggregate number of outstanding DSUs held by each non-employee director as of the end of fiscal year 2019:

Name	Outstanding DSUs
Jocelyn D. Chertoff, M.D	14,097
Jay K. Kunkel	14,558
Ruediger Naumann-Etienne	20,017
Erich R. Reinhardt	14,558	(1)
Walter M Rosebrough, Jr.	8,701
Christine A. Tsingos	14,558

(1)
In addition, Dr. Reinhardt holds 15,074 options awarded by Varian that were converted to Varex options at the time of the Spin-off.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was at any time during fiscal year 2019 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2019.

CEO Pay Ratio

        For fiscal year 2019, based on reasonable estimates, the median of the annual total compensation of our employees (other than our CEO) was $67,062, and the annual total compensation of our CEO, as reported in our Summary Compensation Table, was $3,168,261. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median off all employees was 47:1.

        Employees Included.    September 1, 2019 was used to determine the median employee (the "determination date"). At the determination date, we had approximately 2,116 employees worldwide. In identifying the worldwide median employee, we included all our employees (except for our CEO).

        Selecting Median Employee.    In identifying the median employee, we used base salary (or hourly rate multiplied by 2019 work schedule for hourly employees) for fiscal year 2019 plus each employees' annual cash incentive opportunity as of the determination date (in each case annualized for regular part-time employees and full-time employees who joined during the fiscal year). No adjustments were made for cost of living or low compensation standards in any countries. Pay for non-U.S. employees was converted to U.S. dollars using currency exchange rates as of the determination date. There were two median employees identified. In accordance with SEC rules, we selected the employee with the most representative set of compensation components.

        The SEC's rules for identifying the median compensated employee and calculating the CEO pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

        The Nominating Committee is responsible for the review, approval, or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person's relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

  •
  any transaction with another company for which a related person's only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company's shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenue, and the related person is not involved in the decision-making process for such transaction;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person's only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization's total annual receipts, and the related person is not involved in the decision-making process for such transaction;

  •
  compensation to executive officers determined by the Compensation Committee;

  •
  compensation to directors determined by the Board; and

  •
  transactions in which all security holders receive proportional benefits.

        Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion. There were no related party transactions during fiscal year 2019.

Appendix A

VAREX IMAGING CORPORATION

2020 OMNIBUS STOCK PLAN

A-i

A-ii

A-iii

A-iv

VAREX IMAGING CORPORATION

2020 OMNIBUS STOCK PLAN

SECTION 1
BACKGROUND AND PURPOSE

        1.1    Effective Date.    The Varex Imaging Corporation 2020 Omnibus Stock Plan was adopted by the Board on December 20, 2019 (the "Adoption Date"), and shall become effective on February 14, 2020 (the "Effective Date"), subject to approval by the Company's stockholders.

        1.2    Purpose of the Plan.    The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company.

SECTION 2
DEFINITIONS

        The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

        2.1   "1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        2.2   "Adoption Date" shall have the meaning set forth in Section 1.1.

        2.3   "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

        2.4   "Award" means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

        2.5   "Award Agreement" means the written agreement, which may be electronic, setting forth the terms and provisions applicable to each Award granted under the Plan.

        2.6   "Board" means the Board of Directors of the Company.

        2.7   "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        2.8   "Committee" means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

        2.9   "Company" means Varex Imaging Corporation, a Delaware corporation, or any successor thereto.

        2.10 "Consultant" means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates that is a natural person, but who is neither an Employee nor a Director.

        2.11 "Director" means any individual who is a member of the Board.

        2.12 "Disability" means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent "Disability" is used to establish a payment event with respect to any Award subject to section 409A of the Code, "Disability" shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

        2.13 "EBIT" means as to any Performance Period, the Company's or a business unit's income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

        2.14 "EBITDA" means as to any Performance Period, the Company's or a business unit's income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

        2.15 "Earnings Per Share" means as to any Performance Period, the Company's or a business unit's Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

        2.16 "Effective Date" shall have the meaning set forth in Section 1.1.

        2.17 "Employee" means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

        2.18 "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

        2.19 "Fair Market Value" means the last quoted per share selling price for Shares on an established securities market on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the preceding date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

        2.20 "Fiscal Year" means the fiscal year of the Company.

        2.21 "Grant Date" means, with respect to an Award, the date that the Award was granted.

        2.22 "Incentive Stock Option" means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

        2.23 "Net Income" means as to any Performance Period, the Company's or a business unit's income after taxes, determined in accordance with generally accepted accounting principles.

        2.24 "Net Orders" means as to any Performance Period, the Company's or a business unit's net orders calculated (and reviewed by the Company's external independent auditors in accordance with agreed standard procedures) for and reported in the Company's quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

        2.25 "Non-employee Director" means a Director who is an employee of neither the Company nor of any Affiliate.

        2.26 "Non-qualified Stock Option" means an option to purchase Shares which is not intended to be an Incentive Stock Option.

        2.27 "Operating Cash Flow" means as to any Performance Period, the Company's or a business unit's sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

        2.28 "Option" means an Incentive Stock Option or a Non-qualified Stock Option.

        2.29 "Participant" means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

        2.30 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) economic value add, (t) stock price of the Company's stock, (u) price/earning ratio, (v) debt or debt-to-equity ratio, (w) accounts receivable, (x) cash, (y) write-off, (z) assets, (aa) liquidity, (bb) operations, (cc) intellectual property (e.g., patents), (dd) product development, (ee) regulatory activities, (ff) manufacturing, production or inventory, (gg) mergers, acquisitions or divestitures, (hh) financings, (ii) days sales outstanding, (jj) backlog, (kk) deferred revenue, (ll) employee headcount and (mm) other financial or strategic goals. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, "Determination Date" shall mean such date as the Committee may determine in its discretion.

        2.31 "Performance Period" means any fiscal period, as determined by the Committee in its sole discretion.

        2.32 "Performance Share" means a Performance Share granted to a Participant pursuant to Section 8.

        2.33 "Performance Unit" means a Performance Unit granted to a Participant pursuant to Section 8.

        2.34 "Period of Restriction" means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

        2.35 "Plan" means the Varex Imaging Corporation 2020 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

        2.36 "Prior Plan" means the Varex Imaging Corporation 2017 Omnibus Stock Plan.

        2.37 "Restricted Stock" means an Award granted to a Participant pursuant to Section 7.

        2.38 "Restricted Stock Units" means a Restricted Stock Unit granted to a Participant pursuant to Section 7, which may be settled to the Participant in Shares or cash as determined by the Committee in its sole discretion.

        2.39 "Retirement" means, in the case of an Employee or a Non-employee Director, "Retirement" as defined pursuant to the Company's or the Board's Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of "Retirement."

        2.40 "Return on Assets" means as to any Performance Period, the percentage equal to the Company's or a business unit's EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

        2.41 "Return on Equity" means as to any Performance Period, the percentage equal to the Company's Net Income divided by average stockholder's equity, determined in accordance with generally accepted accounting principles.

        2.42 "Return on Sales" means as to any Performance Period, the percentage equal to the Company's or a business unit's EBIT before incentive compensation, divided by the Company's or the business unit's, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

        2.43 "Revenue" means as to any Performance Period, the Company's or a business unit's net sales, determined in accordance with generally accepted accounting principles.

        2.44 "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

        2.45 "Section 16 Person" means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

        2.46 "Shareholder Return" means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

        2.47 "Shares" means shares of the Company's common stock.

        2.48 "Stock Appreciation Right" or "SAR" means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

        2.49 "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        2.50 "Substitute Awards" means any Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

        2.51 "Termination of Service" means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate or where there is a change in status from Employee to Non-employee Director; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate or where there is a change in status from Consultant to Employee or Non-employee Director; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director's service on the Board for any reason but excluding any such termination where there is a change in status from Non-employee Director to Employee. Notwithstanding the foregoing, to the extent that "Termination of Service" is used to establish a payment event with respect to any Award subject to section 409A of the Code, "Termination of Service" shall have the same meaning as "separation from service" as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3
ADMINISTRATION

        3.1    The Committee.     The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a "non-employee director" under Rule 16b-3, and (b) an "independent director" under Nasdaq Listing Rule 5605(a)(2). If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid to the extent permitted by law despite such failure to qualify.

        3.2    Authority of the Committee.     It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards, including the authority to accelerate the vesting of Awards (other than the terms and conditions of Awards granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

        3.3    Delegation by the Committee.     The Committee, in its sole discretion and on such terms and conditions as comply with applicable law, may delegate all or any part of its authority and powers under the Plan to a committee of one or more directors and/or to officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan's qualification under Rule 16b-3.

        3.4    Non-employee Directors.     Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board's administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

        3.5    Decisions Binding.     All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4
SHARES SUBJECT TO THE PLAN

        4.1    Number of Shares.     Subject to adjustment as provided in Section 4.5 and the share counting provisions provided in this Section 4, a total of 6,300,000 Shares shall be initially authorized for Awards granted under the Plan, which amount is equal to 5,097,488 new shares plus 1,202,512 shares that are available for issuance under the Prior Plan as of September 27, 2019, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after September 27, 2019 and prior to the Effective Date under the Prior Plan and two (2) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after

September 27, 2019 and prior to the Effective Date under the Prior Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share granted. On and after the Effective Date, no awards may be granted under the Prior Plan. A total of 6,300,000 Shares may be issued as Incentive Stock Options.

        4.2    Lapsed Awards.     If (i) any Shares subject to an Award are forfeited, an Award expires, is forfeited or is settled for cash (in whole or in part), or (ii) after September 27, 2019 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires, is forfeited or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with this Section 4.2. Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two (2) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

        4.3    Shares Not Available for Subsequent Issuance.     Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option (or, after September 27, 2019, an option under the Prior Plan), (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Awards (or, after September 27, 2019, awards under the Prior Plan), (iii) Shares subject to a Stock Appreciation Right (or, after September 27, 2019, a stock appreciation right under the Prior Plan) that in each case are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or, after September 27, 2019, options under the Prior Plan).

        4.4    Substitute Awards.    Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant contained in the Plan, nor shall Shares subject to a substitute Award be added to the Shares available for Awards under the Plan as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraphs (b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

        4.5    Adjustments in Awards and Authorized Shares.     In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit in Sections 5.1, 6.1., 7.1, and 8.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Awards granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5
STOCK OPTIONS

        5.1    Grant of Options.     Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 500,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

        5.2    Award Agreement.     Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

        5.3    Exercise Price.     Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

          5.3.1    Non-qualified Stock Options.     In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

          5.3.2    Incentive Stock Options.     In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

          5.3.3    Substitute Options.     Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

        5.4    Expiration of Options.     The term of each Option shall be stated in the Award Agreement; provided, however, that the maximum term shall not exceed ten (10) years from the Grant Date (subject to Section 5.8.4 regarding Incentive Stock Options). The Committee, in its sole discretion, may, after an Option is granted and before such Option expires, extend the term of the Option but in no event shall the term of the Option exceed ten (10) years from the Grant Date.

        5.5    Exercisability of Options.     Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

        5.6    Payment.     Options shall be exercised by the Participant's delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

        Upon the exercise of any Option, the Exercise Price shall be payable to the Company by any means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan, including, but not limited to: (a) cash or its equivalent, (b) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (c) a "same day sale" pursuant to a program developed under Regulation T, or (d) having the Company withhold otherwise deliverable Shares.

        As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant's designated broker) Share certificates (which may be in book entry form) representing such Shares.

        5.7    Restrictions on Share Transferability.     The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

        5.8    Certain Additional Provisions for Incentive Stock Options.

          5.8.1    Exercisability.     The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

          5.8.2    Termination of Service.     If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant's Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

          5.8.3    Company and Subsidiaries Only.     Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

          5.8.4    Expiration.     No Incentive Stock Option may be exercised after the expiration of ten (10)  years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6
STOCK APPRECIATION RIGHTS

        6.1    Grant of SARs.     Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 500,000 Shares.

        6.2    Exercise Price and Other Terms.     The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.

However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

        6.3    SAR Agreement.     Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

        6.4    Expiration of SARs.     A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

        6.5    Payment of SAR Amount.     Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

          (a)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

          (b)   The number of Shares with respect to which the SAR is exercised.

        6.6    Payment Upon Exercise of SAR.     At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        7.1    Grant of Restricted Stock and Restricted Stock Units.     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 500,000 Shares of Restricted Stock or Restricted Stock Units.

        7.2    Restricted Stock and Restricted Stock Units Agreement.     Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

        7.3    Transferability.     Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

        7.4    Other Restrictions.     The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

          7.4.1    General Restrictions.     The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

          7.4.2    Legend on Certificates.     The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the

  Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

    "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varex Imaging Corporation 2020 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varex Imaging Corporation"

        7.5    Removal of Restrictions.     Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

        7.6    Voting Rights.     During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

        7.7    Dividends and Other Distributions.     Participants holding Shares of Restricted Stock granted on or after the Effective Date shall not be entitled to receive dividends and other distributions on any Shares that are subject to restrictions. Notwithstanding the foregoing, at the Committee's sole discretion, Participants holding Shares of Restricted Stock may be credited with dividends and other distributions while such Shares are subject to restrictions provided that such dividends and other distributions shall be paid or distributed to Participants only if, when and to the extent such restrictions on such Shares lapse. The value of dividends and other distributions payable or distributable with respect to any Shares for which such restrictions do not lapse during the applicable Period of Restriction shall be forfeited.

        7.8    Return of Restricted Stock to Company.     On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8
PERFORMANCE UNITS AND PERFORMANCE SHARES

        8.1    Grant of Performance Units and Shares.     Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 500,000 Performance Shares or Performance Units may be granted to any Participant.

        8.2    Performance Objectives and Other Terms.     The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the "Performance Period." Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

          8.2.1    General Performance Objectives.     The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

          8.2.2    Performance Objectives.     The Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals.

        8.3    Earning of Performance Units and Performance Shares.     After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

        8.4    Form and Timing of Payment.     Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

        8.5    Cancellation.     On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9
NON-EMPLOYEE DIRECTORS

        9.1    Limitation on Grants to Non-Employee Directors.     Awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $625,000 in total value for any Non-employee Director serving as the lead director of the Board or chair of the Board and $525,000 in total value for any other Non-employee Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

        9.2    Non-Employee Director Options.     Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

        9.3    Terms of Options.

          9.3.1    Option Agreement.     Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

          9.3.2    Exercise Price.     The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

          9.3.3    Exercisability.     Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

          9.3.4    Expiration of Options.     The term of each Option shall be stated in the Award Agreement; provided, however, that the maximum term shall not exceed ten (10) years from the Grant Date.

          9.3.5    Not Incentive Stock Options.     Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

          9.3.6    Other Terms.     Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee's discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

        9.4    Substitute Options.     Notwithstanding the provisions of Section 9.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

        9.5    Elections by Non-employee Directors.     Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares.

        9.6    Restricted Stock Units.     Subject to the terms and provisions of the Plan, Awards of Restricted Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Restricted Stock Units subject to each Award and the terms and conditions of such Awards.

        9.7    Terms of Restricted Stock Units.

        9.8    Restricted Stock Unit Agreement.     Restricted Stock Units granted pursuant to Section 9.6 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

          9.8.1    Vesting.     Awards of Restricted Stock Units shall vest over a period provided in the Award Agreement, and may vest pro rata over such time.

          9.8.2    Payment.     Except as may be provided in an Award Agreement, Restricted Stock Unit Awards will be paid in Shares. Awards of Restricted Stock Units may be paid in a lump sum or in installments following vesting or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

          9.8.3    Other Terms.     Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.6 and this Section 9.7 shall apply to Restricted Stock Units granted to Non-employee Directors.

SECTION 10
MISCELLANEOUS

        10.1    No Effect on Employment or Service.     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

        10.2    Participation.     No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

        10.3    Indemnification.     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

        10.4    Successors.     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

        10.5    Beneficiary Designations.     If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

        10.6    Nontransferability of Awards.     Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion and to the extent permitted by applicable law, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a "Permitted Assignee"), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose; provided, however, that in no event may any Award be transferred for consideration to a third party financial institution.

        10.7    No Rights as Stockholder.     Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

        10.8    Withholding Requirements.     Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant's Award may, in the Committee's discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

        10.9    Withholding Arrangements.     The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the required tax withholding obligations in connection with an Award by any means which the Committee, in its sole discretion, determines both to satisfy the required tax withholding obligations and to be consistent with the purposes of the Plan, including, but not limited to: (a) having the Company withhold otherwise deliverable Shares, (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (c) a "same day sale" pursuant to a program developed under Regulation T provided, however, that the amount of tax withholding to be satisfied by any such method will be limited to the extent necessary to avoid adverse accounting consequences, including but not limited to the Award being classified as a liability award. The Fair Market Value of the Shares to be withheld, delivered or sold shall be determined as of the date that the taxes are required to be withheld.

        10.10    Deferrals.     The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

        10.11    Dividend Equivalents.     The recipient of an Award other than Options or SARs (including, without limitation, any deferred Award) may, at the Committee, or if applicable, the Board's sole discretion, receive dividend equivalents. Such dividend equivalents entitle the Participant to be credited with an amount equal to all dividends and other distributions (whether in cash or other property) paid on an equivalent number of Shares while the Award is outstanding. Dividend equivalents may be converted into additional Awards (for example, additional restricted stock units). Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or a combination of both. Any dividend equivalents credited with respect to Awards shall be settled only if, when and to the extent such Awards vest and are settled. The value of amounts payable with respect to Awards that do not vest shall be forfeited.

        10.12    Prohibition on Repricings.     Options and SARs may not be repriced without the approval of the Company's stockholders. For this purpose, "reprice" means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.5 shall not be treated as a repricing.

        10.13    Maximum Term of Options and SARs.     Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR shall have a term that exceeds ten (10) years from the Grant Date.

        10.14    Restatement of Financial Results.     All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such required policy and notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board shall review the conduct of executive officers in relation to the restatement and if the Board determines that an executive officer has engaged in misconduct or other violations of the Company's code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term "executive officer" means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company's policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

        10.15    Compliance with Section 409A of the Code.     This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Should any payments made in accordance with the Plan to a "specified employee" (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant's "separation from service" (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant's separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Participant's date of separation from service or the date of the Participant's death. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

SECTION 11
CORPORATE TRANSACTIONS

        11.1    Effect of Corporate Transaction on Awards.     Except as set forth in an Award Agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of Shares or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its Shares), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar stock awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) in connection with such transaction. Except as set forth in an Award Agreement, if the Committee does not provide for the assumption, continuation or substitution of Awards, each Award shall fully vest and terminate upon the related event, provided that holders of Options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested Options and SARs before the termination of such Awards; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

        11.2    Authority of the Committee.     Notwithstanding the foregoing, except as set forth in an Award Agreement, in the event that an Award would otherwise terminate upon the effective time of any transaction described in 11.1, the Committee may provide for a payment in such form as may be determined by the Committee, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise or vesting of the Award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 11.2 shall be conclusive and binding on all persons.

SECTION 12
AMENDMENT, TERMINATION AND DURATION

        12.1    Amendment, Suspension or Termination.     Subject to Section 10.12, the Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

        12.2    Duration of the Plan.     Without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Adoption Date.

SECTION 13
LEGAL CONSTRUCTION

        13.1    Gender and Number.     Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        13.2    Severability.     In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        13.3    Requirements of Law.     The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        13.4    Governing Law.     The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

        13.5    Captions.     Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

        IN WITNESS WHEREOF, Varex Imaging Corporation, by its duly authorized officer, has executed the Plan on the date indicated below.

Varex Imaging Corporation
Dated: February , 2020	By:	Kimberley E. Honeysett Vice President and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VAREX IMAGING CORPORATION 1678 S. PIONEER ROAD SALT LAKE CITY, UT 84104 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E88258-P31308 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VAREX IMAGING CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect three directors to serve until the 2022 Annual Meeting of Stockholders. Nominees: For Withhold Abstain ! ! ! For ! ! ! Against ! ! ! Abstain 1a. Jocelyn D. Chertoff M.D. 1b. Ruediger Naumann-Etienne The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 1c. Sunny S. Sanyal 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020. The Board of Directors recommends you vote FOR the following proposal: NOTE: The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varex Imaging Corporation. ! ! ! 2. To approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 3. To approve the Varex Imaging Corporation 2020 Omnibus Stock Plan. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E88259-P31308 VAREX IMAGING CORPORATION Annual Meeting of Stockholders February 13, 2020 4:30 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sunny S. Sanyal and Kimberley E. Honeysett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VAREX IMAGING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 PM, MST on February 13, 2020, at Varex Imaging Corporation, 1678 S. Pioneer Road, Salt Lake City, Utah 84104, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: